Exhibit 10.3

$3,920,000,000

Term and Revolving Loans

$525,000,000

Synthetic Letter of Credit Facility

CREDIT AGREEMENT

Dated as of April 10, 2007,

Among

DOMUS INTERMEDIATE HOLDINGS CORP.,

REALOGY CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

CREDIT SUISSE,

as Syndication Agent,

BEAR STEARNS CORPORATE LENDING INC.,

CITICORP NORTH AMERICA, INC.

and

BARCLAYS BANK PLC

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

BEAR, STEARNS & CO. INC.

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Bookrunners

J.P. MORGAN SECURITIES INC.

and

CREDIT SUISSE SECURITIES (USA) LLC

as Joint Lead Arrangers

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Swingline Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Guarantee and Collateral Agreement

Schedule 1.01A	Certain Subsidiaries
Schedule 1.01AA	Certain Domestic Subsidiaries
Schedule 1.01B	Mortgaged Properties
Schedule 1.01C	Existing Letters of Credit
Schedule 1.01D	Immaterial Subsidiaries
Schedule 1.01E	Refinanced Indebtedness
Schedule 1.01F	Subsidiary Loan Parties
Schedule 1.01G	Unrestricted Subsidiaries
Schedule 1.01H	Joint Ventures
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Intellectual Property
Schedule 3.08	Subsidiaries
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.20(d)	Intellectual Property Licenses and Franchises
Schedule 4.02(b)	Local Counsel
Schedule 4.02(d)	Certain Collateral Matters
Schedule 5.12	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information

CREDIT AGREEMENT dated as of April 10, 2007 (this “Agreement”), among DOMUS INTERMEDIATE HOLDINGS CORP., a Delaware corporation (“Holdings”), REALOGY CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, CREDIT SUISSE, as syndication agent (in such capacity, the “Syndication Agent”), and BEAR STEARNS CORPORATE LENDING INC., CITICORP NORTH AMERICA, INC. and BARCLAYS BANK PLC, as co-documentation agents (in such capacities, the “Documentation Agents”).

WHEREAS, Apollo Management VI, L.P. and other affiliated co-investment partnerships (collectively, the “Fund”) have indirectly formed Holdings and Domus Acquisition Corp., a Delaware corporation (“Merger Sub”), for the purpose of entering into that certain Agreement and Plan of Merger by and among Holdings, Merger Sub and Realogy Corporation, a Delaware corporation (“Target”), dated as of December 15, 2006 (as amended or supplemented as of the date hereof, the “Merger Agreement”), pursuant to which (a) Merger Sub will merge (the “Merger”) with and into Target, with Target surviving as a Wholly Owned Subsidiary of Holdings; and

WHEREAS, in connection with the consummation of the Merger, the Borrower has requested the Lenders to extend credit in the form of (a) Term B Loans on the Closing Date, and delayed draw Term B Loans in an aggregate principal amount not in excess of $3.17 billion, (b) Revolving Facility Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount (or Dollar Amount, in the case of Revolving L/C Exposure) at any time outstanding not in excess of $750.0 million and (c) a synthetic letter of credit facility in an aggregate Dollar Amount not in excess of $525.0 million;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as announced from time to time by JPMCB as its “prime rate” at its principal office in New York, New York. Any change in such rate announced by JPMCB shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Accepting Lender” shall have the meaning assigned to such term in Section 2.11(f).

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.09(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(d).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agents.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.19.

“AHYDO Payment” shall mean the Mandatory Principal Redemption Amount applicable to the Senior Toggle Notes, as each such term is defined in the Notes Offering Memorandum.

“Alternative Currency” shall mean any currency other than Dollars in which an Issuing Bank is willing to issue a Letter of Credit.

“Apple Ridge Documents” shall mean the Transfer and Servicing Agreement, dated as of April 25, 2000, among Apple Ridge Services Corporation, Cartus Corporation, Cartus Financial Corporation, Apple Ridge Funding LLC and The Bank of New York; the Receivables Purchase Agreement, dated as of April 25, 2000, between Cartus Financial Corporation and Apple Ridge Services Corporation; the Purchase Agreement, dated as of April 25, 2000, between Cartus Corporation and Cartus Financial Corporation; the Note Purchase Agreement, dated as of April 10, 2007, among Apple Ridge Funding LLC, Cartus Corporation, Calyon New York Branch and the other parties thereto; the Master Indenture, April 25, 2000, among Apple Ridge Funding LLC and The Bank of New York; the Indenture Supplement, dated as of April 10, 2007, among Apple Ridge Funding LLC and The Bank of New York; the Guaranty, dated as of May 12, 2006, by Realogy Corporation in favor of Cartus Financial Corporation and Apple Ridge Funding LLC; the Assignment Agreement, dated as of April 10, 2007, among Cartus Corporation, Cartus Relocation Corporation, Cartus Financial Corporation, Kenosia Funding, LLC and The Bank of New York; and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing; each as amended, restated, refinanced, modified or supplemented on or prior to the Closing Date.

“Applicable Commitment Fee” shall mean for any day 0.50% per annum; provided, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Commitment Fee will be determined pursuant to the Pricing Grid.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Applicable Margin” shall mean for any day (i) with respect to any Term B Loan, 3.00% per annum in the case of any Eurocurrency Loan and 2.00% per annum in the case of any ABR Loan and (ii) with respect to any Revolving Facility Loan, 2.25% per annum in the case of any Eurocurrency Loan and 1.25% per annum in the case of any ABR Loan; provided, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Facility Loans will be determined pursuant to the Pricing Grid.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Arbitrage Programs” shall mean Indebtedness and Investments relating to operational escrow accounts of NRT or Title Resources Group.

“Arrangers” shall mean J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co., Inc. and Citigroup Global Markets Inc. in their capacities as joint lead arrangers and joint bookrunners, as applicable.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to, any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Availability Period” shall mean the period from and including the Closing Date to but excluding (a) in the case of the Revolving Facility (including Swingline Loans and Revolving Letters of Credit thereunder), the earlier of the Revolving Facility Maturity Date and the date of termination of the Revolving Facility Commitments, (b) in the case of the Delayed Draw Term B Loans, the earlier of (x) for $950.0 million of the Delayed Draw Term B Loan Commitments, July 31, 2007 and for the remainder of the Delayed Draw Term B Loan Commitments, October 31, 2007, and (y) the date of termination of the Delayed Draw Term B Loan Commitments and (c) in the case of Synthetic Letters of Credit, the Synthetic L/C Maturity Date.

“Available Unused Commitment” shall mean, with respect to (a) a Revolving Facility Lender at any time, an amount equal to the amount by which (i) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (ii) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time and (b) a Delayed Draw Term B Lender at any time, an amount equal to the amount by which the (i) Delayed Draw Term B Loan Commitment of such Delayed Draw Term B Lender exceeds (ii) the Delayed Draw Term B Loans made by such Delayed Draw Term B Lender.

“Benchmark LIBOR Rate” shall have the meaning assigned to such term in Section 2.21(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Qualified IPO” shall mean an initial public offering of Equity Interests of the Borrower constituting a Qualified IPO.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $5.0 million, except in the case of Swingline Loans, $1.0 million.

“Borrowing Multiple” shall mean $1.0 million, except in the case of Swingline Loans, $500,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include, without duplication:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings or any Parent Entity after the Closing Date or funds that would have constituted any Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but for the application of the first proviso to such clause (a)),

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition,

(h) the Merger,

(i) expenses constituting transition expenses attributable to the Borrower becoming an independent operating company in connection with the Cendant Spin-Off, or

(j) the purchase of property, plant or equipment made within 18 months of the sale of any asset (other than inventory) to the extent purchased with the proceeds of such sale (or, if not made within such period of 18 months, to the extent committed to be made during such period and actually made within a one-year period following such 18-month period).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees and other fees (including fees with respect to Swap Agreements) paid by, or on behalf of, Holdings or any

Subsidiary in connection with the incurrence of Indebtedness, including such fees paid in connection with the Transactions or upon entering into a Permitted Securitization Financing, (c) the amortization of debt discounts included in Interest Expense and (d) cash interest income of the Borrower and the Subsidiaries for such period.

“Cash Management Line” shall have the meaning assigned to such term in Section 6.01(w).

“Cendant Contingent Assets” shall have the meaning assigned to “Cendant Contingent Asset” in the Separation and Distribution Agreement and shall also include any tax benefits and attributes allocated or inuring to the Borrower and its subsidiaries under the Tax Sharing Agreement.

“Cendant Contingent Liabilities” shall have the meaning assigned to “Assumed Cendant Contingent Liabilities” as defined in the Separation and Distribution Agreement and shall also include any liabilities that are related or attributable to or arising in connection with the Taxes or Tax Returns as defined the Tax Sharing Agreement.

“Cendant Spin-Off” shall mean the distribution of all of the capital stock of the Borrower by Cendant Corporation to its shareholders and the transactions related thereto as described in that certain Information Statement of Realogy Corporation dated July 13, 2006, as filed with the SEC.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) prior to a Borrower Qualified IPO, Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings (prior to a Borrower Qualified IPO) or the Borrower (following a Borrower Qualified IPO) shall at any time be occupied by persons who were neither (A) nominated by the Board of Directors of Holdings (prior to a Borrower Qualified IPO) or the Borrower (following a Borrower Qualified IPO) or a Permitted Holder, (B) appointed by directors so nominated nor (C) appointed by a Permitted Holder or (iii) a “change of control” (or similar event) shall occur under the Senior Unsecured Notes Indenture, the Senior Subordinated Notes Indenture or any Permitted Refinancing Indebtedness in respect of any of the foregoing;

(b) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(c) at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Equity Interests of Holdings (prior to a Borrower

Qualified IPO) or the Borrower (following a Borrower Qualified IPO) and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Equity Interests of Holdings (prior to a Borrower Qualified IPO) or the Borrower (following a Borrower Qualified IPO).

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Closing Date” shall mean April 10, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Lenders pursuant to any Security Documents.

“Collateral Agent” shall mean the party acting as collateral agent for the Secured Parties under the Security Documents. On the Closing Date, the Collateral Agent shall mean the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent” shall include the Collateral Agent, notwithstanding any express reference to the Collateral Agent herein.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit D, among Holdings, the Borrower, each Subsidiary Loan Party and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Collateral Agent shall have received (i) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (ii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral, if any, that is a Subsidiary of the Borrower but is not a Loan Party;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Wholly Owned Domestic Subsidiary and Special Purpose Securitization Subsidiary (other than Subsidiaries listed on Schedule 1.01A) owned on the Closing Date directly by or on behalf of the Borrower or any Subsidiary Loan Party and (B) a pledge of 65% of the outstanding Equity Interests of each (1) “first tier” Wholly Owned Foreign Subsidiary directly owned by any Loan Party and (2) each “first tier” Qualified CFC Holding Company directly owned by any Loan Party (in each case, other than Subsidiaries listed on Schedule 1.01A) and (ii) subject to Section 5.12, the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of Holdings (prior to a Borrower Qualified IPO), the Borrower and each Wholly-Owned Domestic Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities in connection with the cash management operations of Holdings and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) in the case of any person that becomes a “first tier” Wholly-Owned Foreign Subsidiary directly owned by Holdings (prior to a Borrower Qualified IPO), the Borrower or a Subsidiary Loan Party after the Closing Date, subject to Section 5.09(g), the Collateral Agent shall have received, as promptly as practicable following a request by the Collateral Agent, a Foreign Pledge Agreement, duly executed and delivered on behalf of the direct parent company of such Wholly-Owned Foreign Subsidiary;

(f) after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.09(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date (other than (x) the Equity Interests of any Insurance Subsidiary established after the Closing Date or (y) to the extent that a pledge of such Equity Interests would violate applicable law or regulation), shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement; provided, that in no event shall more than 65% of the issued and outstanding Equity Interests of (1) any “first tier” Foreign Subsidiary or (2) any “first tier” Qualified CFC Holding Company directly owned by such Loan Party be pledged to secure the Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party or any Qualified CFC Holding Company that is not a “first tier” Subsidiary of a Loan Party be pledged to secure Obligations, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements and other similar statements or forms used in any other relevant jurisdiction, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h) on the Closing Date, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01B duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(i) on the Closing Date the Collateral Agent shall have received a policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into on the Closing Date as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request;

(j) evidence of the insurance required by the terms of this Agreement and the Mortgages;

(k) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(l) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.09, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.09.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean with respect to any Lender, such Lender’s (a) Revolving Facility Commitment (including any Incremental Revolving Facility Commitment), (b) Term Loan Commitment (including any Initial Term B Loan Commitment, Delayed Draw Term B Loan Commitment and Incremental Term Loan Commitment), (c) Synthetic L/C Commitment and (d) with respect to any Swingline Lender, its Swingline Commitment.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (excluding (i) any letters of credit or bank guarantees, to the extent undrawn and (ii) Indebtedness in respect of Permitted Securitization Financings) consisting of Indebtedness for borrowed money (including any L/C Disbursements), Capital Lease Obligations and Disqualified Stock, and Indebtedness incurred in connection with notes and earn-out obligations (to the extent shown as a liability on a consolidated balance sheet of the Borrower and the Subsidiaries) payable to sellers in joint ventures and Permitted Business Acquisitions, in each case, of the Borrower and the Subsidiaries and determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to new product lines, plant, store and office closure, consolidation, downsizing and/or shutdown costs (including future lease commitments and contract termination costs with respect thereto), curtailments or modifications to pension and post-retirement employee benefit plans, acquisition integration costs, and expenses or charges related to any offering of Equity Interests or debt securities of Holdings or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(v) (A) except with respect to joint ventures related to Title Resources Group and the mortgage origination business (whether conducted through PHH Home Loans, LLC or other joint ventures of the Borrower or the Subsidiaries), the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(ix) any non-cash costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, long-term incentive plans or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date in each case related to or as a result of the Transactions and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded,

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xiv) non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xv) any expenses or income (including increases or reversals of reserves) relating to the Cendant Contingent Assets or Cendant Contingent Liabilities shall be excluded; provided that any economic benefits accruing to the Borrower and its Subsidiaries pursuant to assets arising from payments to be received under Article III of the Tax Receivable Agreement dated as of February 22, 2005 by and among Cendant Corporation, Cendant Mobility Services Corporation and Wright Express Corporation shall be included, and

(xvi) fees, expenses and charges incurred in connection with the Cendant Spin-Off shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit-Linked Deposit” shall mean, as to each Synthetic L/C Lender, the cash deposit made by such Lender pursuant to Section 2.05, as such deposit may be (a) reduced from time to time pursuant to Section 2.05(e)(iii) or Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) increased from time to time pursuant to Section 2.05(e) and Section 2.21. The amount of each Synthetic L/C Lender’s Credit-Linked Deposit on the Closing Date is set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Synthetic L/C Lender shall have acquired its Credit-Linked Deposit, as applicable. The initial Dollar Amount of Credit-Linked Deposits is $525.0 million.

“Credit-Linked Deposit Account” shall mean the account established by the Administrative Agent under its sole and exclusive control maintained at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, designated as the “Credit-Linked Deposit Account” that shall be used solely to hold the Credit-Linked Deposits.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) $175.0 million, plus

(b) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x), (y) or (z) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus

(d) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of the Borrower issued upon conversion of Indebtedness of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (d) shall exclude (i) Permitted Cure Securities and the proceeds thereof, (ii) sales of Equity Interests financed as contemplated by Section 6.04(e) and (iii) any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), plus

(e) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above), plus

(f) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower, Holdings or any Parent Entity, plus

(g) without duplication of any amounts included in the calculation of Cumulative Retained Excess Cash Flow Amount pursuant to clause (b) above, 100% of the aggregate amount received by Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(A) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(h) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(i) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j) (other than any amounts thereof used to increase the amount of Investments permitted to be made pursuant to Section 6.04(j)(i)), minus

(j) any amounts thereof used to make Investments pursuant to Section 6.04(b)(y) after the Closing Date prior to such time, minus

(k) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time, minus

(l) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e) prior to such time, minus

(m) any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (d)(iii) above);

provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (j) and (k) above.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date, plus

(b) for the Excess Cash Flow Interim Period (if any) most recently ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period.

“Cure Amount” shall have the meaning assigned to such term in Section 8.03.

“Cure Right” shall have the meaning assigned to such term in Section 8.03.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Securitization Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Securitization Assets subject to such Permitted Securitization Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delayed Draw Term B Borrowing” shall mean a Borrowing comprised of Delayed Draw Term B Loans.

“Delayed Draw Term B Lender” shall mean a Lender with a Delayed Draw Term B Loan Commitment or an outstanding Delayed Draw Term B Loan.

“Delayed Draw Term B Loan” shall mean a Loan made by a Delayed Draw Term B Lender pursuant to Section 2.01(a)(ii).

“Delayed Draw Term B Loan Commitment” shall mean, with respect to each Delayed Draw Term B Lender, the commitment of such Lender to make Delayed Draw Term B Loans to the Borrower as set forth in Section 2.01(a)(ii). The initial amount of each Lender’s Delayed Draw Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Term B Loan Commitment. The aggregate amount of the Delayed Draw Term B Loan Commitments on the Closing Date is $1,220.0 million.

“Delayed Draw Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(ii).

“Delayed Draw Term B Tranche” shall mean the Delayed Draw Term B Loan Commitments and the Delayed Draw Term B Loans made thereunder.

“Delayed Draw Term Loan Funding Event” shall mean the making of Delayed Draw Term B Loans by the Delayed Draw Term B Lenders.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Term B Facility Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documentation Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Amount” shall mean, at any time, (a) with respect to any L/C Exposure (or any risk participation therein), (i) if denominated in Dollars, the amount thereof and (ii) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.22, and (b) with respect to the Credit-Linked Deposit, the principal amount thereof in Dollars then held in the Credit-Linked Deposit Account.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary, a Qualified CFC Holding Company, a Special Purpose Securitization Subsidiary, an Insurance Subsidiary or a subsidiary listed on Schedule 1.01AA.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes, and Tax Distributions made by the Borrower during such period,

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of Disqualified Capital Stock and (y) costs of surety bonds in connection with financing activities and insurance) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs, actuarial gains and losses related to pensions and other post-employment benefits, and, for the avoidance of doubt, amortization of expenses attributable to pending real estate brokerage transactions and property listings of acquired persons or acquired operations,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (w) such fees, expenses or charges related to the offering of the Senior Unsecured Notes, Senior Subordinated Notes, and the Obligations, (x) any amendment or other modification of the Obligations or other Indebtedness, (y) any “additional interest” with respect to the Senior Unsecured Notes and Senior Subordinated Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing,

(v) storefront conversion costs relating to acquired stores by the Borrower or any Subsidiary,

(vi) restructuring charges including those relating to NRT and Title Resource Group office consolidation and closure,

(vii) other business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of store closure, office closure, plant closure, facility consolidations, retention, severance and systems establishment costs); provided, that with respect to each business optimization expense or other restructuring charge or reserve, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense, charge or reserve,

(viii) any other non-cash charges; provided, that, for purposes of this subclause (viii) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(ix) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period; provided, that such amount shall not exceed in any four quarter period the sum of (i) the greater of $20.0 million and 2.5% of EBITDA for such four quarter period, plus (ii) the amount of deferred fees (to the extent such fees would otherwise have been permitted to be included in clause (i) if paid, but were not included in such clause (i)), plus (iii) 2.0% of the value of transactions permitted hereunder and entered into by the Borrower or any of the Subsidiaries with respect to which the Fund or any Fund Affiliate provides any of the aforementioned types of services,

(x) the amount of loss on any sale of Securitization Assets to a Special Purpose Securitization Subsidiary in connection with any Permitted Securitization Financing that is not shown as a liability on a consolidated balance sheet prepared in accordance with GAAP,

(xi) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Loan Party solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit, and

(xii) non-operating expenses, and

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

For purposes of determining EBITDA under this Agreement, EBITDA for the fiscal quarter ended March 31, 2006 shall be deemed to be $134.0 million, EBITDA for the fiscal quarter ended June 30, 2006 shall be deemed to be $333.0 million, EBITDA for the fiscal quarter ended September 30, 2006 shall be deemed to be $296.0 million, and EBITDA for the fiscal quarter ended December 31, 2006 shall be deemed to be $162.0 million.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, treaties, directives, judgments, or legally binding agreements promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Equity Financing” shall mean, in connection with the consummation of the Merger, the purchase or contribution by the Permitted Holders, directly or indirectly, of cash equity to or of a Parent Entity in an aggregate amount equal to not less than $1,900.0 million on the Closing Date, which amount shall be used to (a) finance a portion of the Transactions on the Closing Date, (b) pay Transaction Expenses and (c) make a contribution to Holdings and then to the Borrower as cash equity.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Single Employer Plan; (b) the existence with respect to any Single Employer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Single Employer Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan or Multiemployer Plan; (e) on and after the effectiveness of the Pension Act, a determination that any Single Employer Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430(i)(4)(A) of the Code or Section 303(i)(4)(a) or ERISA), (f) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Single Employer Plan or Multiemployer Plan; (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate (x) of any notice, concerning the impending imposition of Withdrawal Liability or (y) a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA (or, after the effectiveness of the Pension Act, that a Multiemployer Plan is in endangered or critical status within the meaning of Section 305 of ERISA); (i) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Single Employer Plan; or (j) the adoption of an amendment to a Plan requiring the provision of security to such Single Employer Plan pursuant to Section 307 of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period,

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary prepayment of the Loans, which shall be the subject of Section 2.11(c)), so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital,

(d) Capital Expenditures or Permitted Business Acquisitions that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make in cash but that are not made during such Applicable Period (to the extent permitted under this Agreement); provided, that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment or Permitted Business Acquisitions will be made in cash in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes and Tax Distributions paid in cash by the Borrower and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrower and its Subsidiaries for the second, third and fourth fiscal quarters of such Applicable Period, plus the good faith estimate of management of any increase in Working Capital of the Borrower and its Subsidiaries for the first fiscal quarter of the next succeeding 12-month period,

(g) cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments made in cash by the Borrower during such Applicable Period and permitted Restricted Payments made by any Subsidiary to any person other than Holdings, the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e)),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k) the aggregate amount of items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period,

(l) increases in long-term assets funded with cash during such Applicable Period, and without duplication, increases in underwriting reserves funded in cash or in Permitted Investments during such Applicable Period for title insurance, and

(m) cash expenditures with respect to Cendant Contingent Liabilities in excess of cash received in respect of Cendant Contingent Assets and (i) not otherwise deducted from Consolidated Net Income during such Applicable Period or (ii) reasonably expected by management of the Borrower during the first fiscal quarter of the next Applicable period; provided that, any amount so deducted shall not be deducted again in a subsequent Applicable Period, plus, without duplication,

(n) an amount equal to any decrease in Working Capital of the Borrower and its Subsidiaries for the second, third and fourth fiscal quarters of such Applicable Period,

plus the good faith estimate of management of any decrease in Working Capital of the Borrower and its Subsidiaries for the first fiscal quarter of the next succeeding 12-month period,

(o) all amounts referred to in clauses (b), (c), (d) and (h) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(p) to the extent any permitted Capital Expenditures or Permitted Business Acquisitions referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures or Permitted Business Acquisitions that were not so made in such following Applicable Period,

(q) cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(r) any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(s) to the extent deducted in the computation of EBITDA, cash interest income, and

(t) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one-, two-, or three-quarter period (a) commencing on the end of the immediately preceding Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean any of each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2008; provided that for purposes of determining the Cumulative Retained Excess Cash Flow Amount, the period beginning on January 1, 2007 and ending on December 31, 2007 shall be deemed to be an Excess Cash Flow Period subject to a Required Percentage of 50%.

“Excess Credit-Linked Deposits” shall mean, at any time, the amount by which the total Credit-Linked Deposits of all Synthetic L/C Lenders at such time exceeds the Synthetic L/C Exposure at such time. The Excess Credit-Linked Deposit of any Synthetic L/C Lender at any time shall mean its Pro Rata Share of the Excess Credit-Linked Deposits at such time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States, any state or locality thereof, or the District of Columbia (including any political subdivision thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging (or having engaged) in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, and (c) any withholding tax (including any backup withholding tax) imposed by the United States (or the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its applicable lending office is located or any other jurisdiction as a result of such Lender engaging (or having engaged) in a trade or business in such jurisdiction for tax purposes) that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new lending office) except to the extent that such Lender’s assignor (if any) was entitled at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) with respect to such Loan.

“Existing Joint Ventures” shall mean the persons set forth on Schedule 1.01H.

“Existing Letters of Credit” shall mean those Letters of Credit issued and outstanding as of the date hereof and set forth on Schedule 1.01C.

“Existing Securitization Documents” shall mean the Apple Ridge Documents, the Kenosia Documents and the UK Securitization Documents.

“Existing Securitization Financings” shall mean the financing programs pursuant to the Apple Ridge Documents, the Kenosia Documents and the UK Securitization Documents, each as amended, restated, refinanced, modified or supplemented prior to the Closing Date.

“Existing Senior Notes” shall mean the collective reference to the Target’s (a) Floating Rate Senior Notes due 2009, (b) 6.150% Senior Notes due 2011 and (c) 6.500% Senior Notes due 2016, in each case, issued pursuant to the Existing Senior Notes Indenture.

“Existing Senior Notes Indenture” shall mean the Indenture dated as of October 20, 2006 under which the Existing Senior Notes were issued, among the Target and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Existing Senior Notes Refinancing/Change of Control Payments” shall mean the refinancing (substantially with the proceeds of Delayed Draw Term B Loans) of the Existing Senior Notes, whether by tender offer, change of control offer, discharge, defeasance or other legal means.

“Facility” shall mean any of (a) any Term Facility, (b) the Revolving Facility and (c) the Synthetic L/C Facility, as the context may require.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter dated January 17, 2007 by and among Holdings, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., Citicorp North America, Inc., and Citigroup Global Markets, Inc.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, amounts payable by the Borrower to the Synthetic L/C Lenders pursuant to Section 2.12(c) or Section 2.21(b), the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided, that in no event shall more than 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary be pledged to secure the Obligations.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” shall have the meaning assigned to such term in the recitals hereto.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund and (ii) any individual who is a partner or employee of Apollo Management, L.P. or the Fund.

“Fund Termination Fee” shall have the meaning specified in Section 6.07(b)(xiv).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.19, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “Guarantor”) shall mean (a) any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the Guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the Guarantor; provided, however, that (i) the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness) and (ii) for purposes of its use in the definition of the term “Indebtedness”, the term “Guarantee” shall not include any legal or contractual obligation incurred by the Borrower or any Subsidiary in the ordinary course of business to pay the principal of or interest on any Indebtedness owing by a relocating employee of a customer in the relocation services business of the Borrower or any Subsidiary secured by a mortgage on the home and related assets of such employee. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01D.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $650 million over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.20.

“Incremental Limit” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.20.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(iii).

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(d). Incremental Term Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g) above) and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) the excess, if any, of the amount of the obligations under or in respect of a Permitted Securitization Financing over the aggregate receivables balances securing or otherwise supporting such obligations but only to the extent that the Borrower or any Subsidiary of the Borrower other than a Special Purpose Securitization Subsidiary is not directly or indirectly liable for such excess, or (F) Cendant Contingent Liabilities. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated March 1, 2007, as modified or supplemented prior to the Closing Date.

“Initial Term B Borrowing” shall mean a Borrowing comprised of Initial Term B Loans.

“Initial Term B Lender” shall mean a Lender with an Initial Term B Commitment or an outstanding Initial Term B Loan.

“Initial Term B Loan” shall mean a Loan made by an Initial Term B Lender pursuant to Section 2.01(a)(i).

“Initial Term B Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Initial Term B Loans as set forth in Section 2.01(a). The initial amount of each Lender’s Initial Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Initial Term B Loan Commitment. The aggregate amount of the Initial Term B Loan Commitments on the Closing Date is $1,950.0 million.

“Initial Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Initial Term B Tranche” shall mean the Initial Term B Loan Commitments and the Initial Term B Loans made thereunder.

“Insurance Business” shall mean one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Subsidiary” shall mean any Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.20.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person and its subsidiaries for such period on a consolidated basis whether paid or accrued, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’

acceptance financings and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person; provided that commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Securitization Financing shall only be included to the extent such amounts have not been deducted from consolidated revenues. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all relevant Lenders consent to such interest periods), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean JPMCB and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“JPMCB” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Kenosia Documents” shall mean the Receivables Purchase Agreement, dated as of March 7, 2002, between Cartus Relocation Corporation and Kenosia Funding, LLC; the CMGFSC Purchase Agreement, dated as of March 7, 2002, between Cartus Corporation and Cartus Relocation Corporation; the Note Purchase Agreement, dated as of April 10, 2007, among Kenosia Funding, LLC, Cartus Relocation Corporation, Cartus Corporation, Calyon New York Branch and the other parties thereto; the Fee Receivables Purchase Agreement, dated as of March 7, 2002, between Cartus Corporation and Kenosia Funding, LLC; the Kenosia Funding, LLC Secured Variable Funding Notes, Series 2002-1 Indenture, dated as of March 7, 2002, between Kenosia Funding, LLC and The Bank of New York, as trustee; the Amended and Restated Performance Guaranty, dated as of April 10, 2007, by Realogy Corporation in favor of Cartus Relocation Corporation and Kenosia Funding, LLC; the Servicing Agreement, dated as of March 7, 2002, among Kenosia Funding, LLC, Cartus Corporation, Cartus Relocation Corporation and The Bank of New York; and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing; each as amended, restated, refinanced, modified or supplemented on or prior to the Closing Date.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit or a Synthetic Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum, without duplication, of the Revolving L/C Exposure and the Synthetic L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04 or Section 2.20.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by JPMorgan Chase Bank, N.A. and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank, N.A.’s London Branch to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease, an option or an agreement to sell by itself be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and any Promissory Note.

“Loan Parties” shall mean Holdings (prior to a Borrower Qualified IPO), the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term B Loans, the Incremental Term Loans (if any), the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and/or L/C Exposure and unused Commitments (or in the case of the Synthetic L/C Facility, Excess Credit-Linked Deposits) representing more than 50% of the sum of all Loans and/or L/C Exposure outstanding under such Facility and unused Commitments (or in the case of the Synthetic L/C Facility, Excess Credit-Linked Deposits) under such Facility at such time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder; provided, however, that solely for purposes of determining whether the condition in Section 4.01(b) has been satisfied in connection with the Credit Events on the Closing Date, any reference to “Material Adverse Effect” in any of the representations and warranties referred to in Section 4.01(b) shall mean “Material Adverse Effect” as defined in the Merger Agreement.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $100.0 million. Notwithstanding the foregoing, any Indebtedness under Permitted Securitization Financings shall not be Material Indebtedness.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Merger” shall have the meaning assigned to such term in the recitals hereto.

“Merger Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Merger Documents” shall mean the collective reference to the Merger Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Merger Sub” shall have the meaning assigned to such term in the recitals hereto.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01B and each additional Real Property encumbered by a Mortgage pursuant to Section 5.09.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 6.05(a), (b), (c), (d) (except as contemplated by Section 6.03(b)(ii)), (e), (f), (h), (i), (j), (l), (m) (to the extent such proceeds are not cash proceeds), (n) or (r)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Tax Distributions resulting therefrom, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18-month period but within such 18-month period are contractually committed to be used, then upon the earlier to occur of (A) the termination of such contract and (B) the expiration of a 15-month period following such 18-month period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $10.0 million, (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $20.0 million, and (z) at any time during the 18-month or 15-month reinvestment period contemplated by the immediately preceding proviso above, if, on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, up to $200 million of such proceeds shall not constitute Net Proceeds; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate of any Borrower shall not constitute an expense that is deducted from gross proceeds, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund and otherwise not prohibited from being paid hereunder.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Notes” shall mean the Senior Unsecured Notes and the Senior Subordinated Notes.

“Notes Offering Memorandum” shall mean the Offering Memorandum, dated April 5, 2007, in respect of the Notes.

“NRT” shall mean NRT Incorporated, a Delaware corporation, and any successors thereto.

“Obligations” shall have the meaning assigned to the term “Loan Obligations” in the Collateral Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the Borrower) in excess of $50.0 million, the Borrower and its Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) the Borrower and the Subsidiaries are in compliance with Section 5.09 to the extent required thereby with respect to any person acquired in such acquisition, and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed the greater of (x) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04 and (y) $500.0 million.

“Permitted Cure Securities” shall mean any equity securities of Holdings other than Disqualified Stock upon which all dividends or distributions, if any, shall, prior to 91 days after the Term B Facility Maturity Date, be payable solely in additional shares or such equity security.

“Permitted Holder” shall mean each of (i) the Fund and the Fund Affiliates and (ii) the Management Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) bank deposits, checking accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(i) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), (i) the weighted average life to maturity of such Permitted Refinancing Indebtedness is not shorter than the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than 91 days after the Term B Facility Maturity Date (or, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations or any Guarantee thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations or such Guarantee, as the case may be, on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced; (provided that (i) Indebtedness (other than the Notes) (A) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party that is reasonably satisfactory to the Administrative Agent and (B) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party and is reasonably satisfactory to the Administrative Agent and (ii) other guarantees and security may be added to the extent then permitted under Article VI) and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced; provided, however, that any Lien on Collateral securing Permitted Refinancing Indebtedness incurred pursuant to Section 6.01(b) shall be subordinated to the Liens granted under the Loan Documents and an intercreditor agreement reasonably satisfactory to the Administrative Agent shall be entered into providing that such new Liens will be subordinated to the Liens granted under the Loan Documents on customary terms.

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financings” shall mean one or more transactions pursuant to which Securitization Assets are sold, conveyed or otherwise transferred to (x) a Special Purpose Securitization Subsidiary (in the case of the Borrower or a Subsidiary of the Borrower) or (y) any other person (in the case of a transfer by a Special Purpose Securitization Subsidiary), or Liens are granted in Securitization Assets (whether existing on the Closing Date or arising in the future); provided, that (1) recourse to the Borrower or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to Standard Securitization Undertakings; (2) no property or assets of the Borrower or any other Subsidiary of the Borrower (other than a Special Purpose Securitization Subsidiary) shall be subject to such Permitted Securitization Financing other than pursuant to Standard Securitization Undertakings; (3) any material contract, agreement, arrangement or understanding with the Borrower or any Subsidiary of the Borrower included in the Permitted Securitization Documents with respect to such Permitted Securitization Financing shall be on terms which the Borrower reasonably believes to be not materially less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower; and (4) with respect to any Permitted Securitization Financing entered into after the Closing Date, the terms of such Permitted Securitization Financing (including financing terms, advance rates, covenants, termination events and other provisions) are in the aggregate economically fair and reasonable to the Borrower and the Special Purpose Securitization Subsidiaries involved in such Permitted Securitization Financing. For the avoidance of doubt, the Existing Securitization Financings as in effect on the Closing Date shall be Permitted Securitization Financings.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee benefit plan, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan) and in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pricing Grid” shall mean the table set forth below:

Pricing Grid for Revolving Loans

Senior Secured Leverage Ratio	Applicable Margin for ABR Revolving Loans	Applicable Margin for Eurocurrency Revolving Loans	Applicable Commitment Fee
Greater than 3.0 to 1.0	1.25%	2.25%	0.50%
Less than or equal to 3.0 to 1.0 but greater than or equal to 2.5 to 1.0	1.00%	2.00%	0.375%
Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	0.75%	1.75%	0.375%
Less than 2.0 to 1.0	0.50%	1.50%	0.25%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04, commencing with the delivery of such financial statements for the first full fiscal quarter of the Borrower ending after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Senior Secured Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01(h), 6.01(r), 6.02(u) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding after any Permitted Securitization Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01(h), 6.01(r), 6.02(u) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, (i) adjustments to reflect (1) for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event, operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions) and (2) for any fiscal period ending on or prior to the second anniversary of the Closing Date, all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 7 to the “Summary historical and unaudited pro forma financial data” under “Summary” in the Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information. To the extent that any provision of this Agreement requires or tests for Pro Forma Compliance prior to the first test date under Section 6.10, such provision shall be deemed to refer to the first covenant level set forth therein.

“Pro Forma Financial Statements” shall have the meaning assigned to such term in Section 3.05(a).

“Projections” shall mean the projections of Holdings, the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Promissory Note” shall have the meaning assigned to such term in Section 10.04(f).

“Pro Rata Share” shall mean, (a) with respect to any Revolving Facility Lender at any time, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment, (b) with respect to any Synthetic L/C Lender at any time, the percentage of the total Credit-Linked Deposits represented by such Lender’s Credit-Linked Deposit and (c) with respect to any Initial Term B Lender, Delayed Draw Term B Lender or Incremental Term Lender at any time, the percentage of the sum of the total Commitments then in effect and Loans outstanding under the relevant Term Facility represented by the sum of such Lender’s total unused Commitment then in effect and Loans outstanding under such Term Facility. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Lenders’ Pro Rata Shares shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments. If the Credit-Linked Deposits have been applied in full to reimburse Synthetic L/C Disbursements, the Synthetic L/C Lenders’ Pro Rata Shares shall be determined based upon the Credit-Linked Deposit most recently in effect, giving effect to any assignments.

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Borrower that is a Delaware limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes, the primary asset of which consists of Equity Interests in either (i) one or more Foreign Subsidiaries or (ii) a Delaware limited liability company the primary asset of which consists of Equity Interests in one or more Foreign Subsidiaries.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of the Borrower, Holdings or any direct or indirect parent of Holdings which generates cash proceeds of at least $250.0 million.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Indebtedness” shall mean the Indebtedness described on Schedule 1.01E.

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, (d) Synthetic L/C Exposures, (e) Excess Credit-Linked Deposits and (f) Available Unused Commitments, that taken together, represent more than 50% of the sum of (1) all Loans (other than Swingline Loans) outstanding, (2) Revolving L/C Exposures, (3) Swingline Exposures, (4) Synthetic L/C Exposures, (5) Excess Credit-Linked Deposits and (6) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures, Synthetic L/C Exposures, Excess Credit-Linked Deposits and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50%; provided, that (a) if the Senior Secured Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is greater than 2.50:1.00 but less than or equal to 3.25:1.00, such percentage shall be 25%, and (b) if the Senior Secured Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is less than or equal to 2.50:1.00, such percentage shall be 0%.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.11(f).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revolving Facility” shall mean the Revolving Facility Commitments (including any Incremental Revolving Facility Commitments) and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04, and (c) increased as provided under Section 2.20. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The initial aggregate amount of the Lenders’ Revolving Facility Commitments (prior to giving effect to any Incremental Revolving Facility Commitments) is $750.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Pro Rata Share and (y) the aggregate Revolving Facility Credit Exposure of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b).

“Revolving Facility Maturity Date” shall mean April 10, 2013.

“Revolving L/C Disbursement” shall mean any L/C Disbursement pursuant to a Revolving Letter of Credit.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn Dollar Amount of all Revolving Letters of Credit outstanding at such time and (b) the aggregate Dollar Amount of all Revolving L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Pro Rata Share of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Revolving Letter of Credit” shall mean any Letter of Credit that is not a Synthetic Letter of Credit.

“Revolving Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Revolving Letter of Credit Sublimit” shall mean the aggregate Revolving Letter of Credit Commitments of the Issuing Banks, in a Dollar Amount not to exceed $200.0 million.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean rights to receive payments and funds under relocation contracts and related contracts, homes held for resale, receivables relating to mortgage payments, equity payments and mortgage payoffs, other related receivables, beneficial interests in such assets and assets relating thereto and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and similar assets, made subject to a Permitted Securitization Financing, in each case related to the relocation services business.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Senior Secured Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes and the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes” shall mean the Borrower’s 12.375% Senior Subordinated Notes due 2015, issued pursuant to the Senior Subordinated Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.

“Senior Subordinated Notes Indenture” shall mean the Indenture dated as of April 10, 2007 under which the Senior Subordinated Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Notes and the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes” shall mean the Borrower’s 10.50% Senior Notes due 2014 and the Borrower’s 11.00/11.75% Senior Toggle Notes due 2014, each issued pursuant to the Senior Unsecured Notes Indenture and any notes issued by the Borrowers in exchange for, and as contemplated by, the Senior Unsecured Notes and the related registration rights agreement with substantially identical terms as the Senior Unsecured Notes.

“Senior Unsecured Notes Indenture” shall mean the collective reference the Indentures dated as of April 10, 2007 under which the Senior Unsecured Notes were issued, each among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Separation and Distribution Agreement” shall mean that certain Separation and Distribution Agreement, dated as of July 27, 2006, by and among Cendant Corporation, Realogy Corporation, Travelport Inc. and Wyndham Worldwide Corporation.

“Single Employer Plan” shall mean any Plan that is covered by Section 307 or Title IV of ERISA or Section 412 of the Code, but that is not a Multiemployer Plan.

“Special Purpose Securitization Subsidiary” shall mean any Subsidiary (a) party as of the Closing Date to any Existing Securitization Document or (b)(1) to which the Borrower or a Subsidiary of the Borrower transfers or otherwise conveys Securitization Assets, (2) which engages in no activities other than in connection with the receipt, management, transfer and financing of those Securitization Assets and activities incidental or related thereto, (3) none of the obligations of which are guaranteed by the Borrower or any Subsidiary of the Borrower (other than another Special Purpose Securitization Subsidiary) other than pursuant to Standard Securitization Undertakings, and (4) with respect to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Specified Aircraft” shall mean that the Aircraft as defined in that certain Aircraft Purchase Agreement, dated as of July 29, 2005, by and between Bombardier Aerospace Corporation and Cendant Corporation.

“Specified Aircraft Sale and Leaseback” shall mean that certain contemplated sale and leaseback transaction in connection with the Specified Aircraft.

“Standard Securitization Undertakings” shall mean representations, warranties (and any related repurchase obligations), servicer obligations, obligations to transfer Securitization Assets (including provisions similar to those found in the UK Securitization Documents as of the Closing Date) guarantees of performance and payments (other than payments of the obligations backed by the Securitization Assets or obligations of Special Purpose Securitization Subsidiaries), and covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are customary in securitizations and/or are reasonably similar to those in the Existing Securitization Financings.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, expressed in the case of each such requirement as a decimal. Such reserves shall include those imposed pursuant to Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset, fee or similar requirement .

“Subagent” shall have the meaning assigned to such term in Section 9.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, with respect to any person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, (b) any partnership, joint venture or limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity; provided that, except where the context otherwise require, the referred person means the Borrower. Notwithstanding the foregoing (and except for purposes of Sections

3.09, 3.13, 3.15, 3.16, 5.03, 5.06, 5.08 and 8.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Domestic Subsidiary of the Borrower listed on Schedule 1.01F on the Closing Date and (b) each additional Subsidiary described in Section 5.09(d).

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future, or derivative or foreign exchange spot transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit B-2.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is $50.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Pro Rata Share of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMCB, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Synthetic L/C Commitment” shall mean, with respect to each Synthetic L/C Lender, the Dollar Amount that such Lender is required hereby to deposit as its Credit-Linked Deposit, as set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Synthetic L/C Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) increased as provided under Section 2.21.

“Synthetic L/C Disbursement” shall mean any L/C Disbursement pursuant to a Synthetic Letter of Credit.

“Synthetic L/C Facility” shall mean the Credit-Linked Deposits and the Synthetic Letters of Credit.

“Synthetic L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Synthetic Letters of Credit at such time and (b) the aggregate Dollar Amount of all Synthetic L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Synthetic L/C Exposure of any Synthetic L/C Lender at any time shall be such Lender’s Pro Rata Share of the aggregate Synthetic L/C Exposure of all Lenders at such time. For all purposes of this Agreement, if on any date of determination a Synthetic Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Synthetic L/C Installment Date” shall have the meaning assigned to such term in Section 2.10(e).

“Synthetic L/C Lender” shall mean a Lender having a Credit-Linked Deposit or with Synthetic L/C Exposure.

“Synthetic Letter of Credit” shall mean, at any time, Letters of Credit in a Dollar Amount equal to the lesser of (a) the aggregate of the Credit-Linked Deposits of all Synthetic L/C Lenders at such time and (b) the aggregate amount of Letters of Credit issued for the account of the Borrower outstanding at such time. Letters of Credit will from time to time be deemed to be Synthetic Letters of Credit or Revolving Letters of Credit in accordance with the provisions of Section 2.05(a).

“Synthetic L/C Maturity Date” shall mean October 10, 2013.

“Target” shall have the meaning assigned to such term in the recitals hereto.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Tax Distributions” shall mean any Restricted Payments described in Section 6.06(b)(y).

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement, dated as of July 28, 2006, by and among Cendant Corporation, Realogy Corporation, Wyndham Worldwide Corporation and Travelport Inc.

“Term B Facility” shall mean (a) the Initial Term B Tranche, (b) the Delayed Draw Term B Tranche and (c) any tranche or series of Incremental Term Commitments under which Term B Loans are made.

“Term B Facility Maturity Date” shall mean October 10, 2013.

“Term B Loan Commitment” shall mean with respect to each Lender, the Initial Term B Loan Commitment of such Lender, the Delayed Draw Term B Loan Commitment of such Lender and such Lender’s commitment to make Incremental Term Loans in the form of Term B Loans as set forth in Section 2.01(d). The aggregate amount of the Term B Loan Commitments on the Closing Date is $3.17 billion.

“Term B Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a) and any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(d)

“Term B Loan Installment Date” shall mean any Initial Term B Loan Installment Date or any Delayed Draw Term B Loan Installment Date.

“Term Borrowing” shall mean any Initial Term B Borrowing, any Delayed Draw Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean each Term B Facility and/or any or all of the Incremental Term Facilities that are not Term B Facilities.

“Term Loan Commitment” shall mean any Term B Loan Commitment or any Incremental Term Commitment other than a Term B Loan Commitment.

“Term Loan Installment Date” shall mean any Term B Loan Installment Date or any Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term B Loans and/or the Incremental Term Loans that are not Term B Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Title Resource Group” shall mean Title Resource Group LLC (formerly known as Cendant Settlement Services Group LLC), a Delaware limited liability company, and any successor thereto.

“Total Senior Secured Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by first priority Liens on property or assets of the Borrower and its Subsidiaries (other than a Lien on property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date.

“Tranche” shall mean a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (i) the Initial Term B Tranche and (ii) the Delayed Draw Term B Tranche.

“Transaction Documents” shall mean the Merger Documents, the Senior Unsecured Note Documents, the Senior Subordinated Note Documents, and the Loan Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Fund, Holdings, the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents (including expenses in connection with Swap Agreements) and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Merger; (b) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the Equity Financing; (d) the sale and issuance of the Senior Unsecured Notes; (e) the sale and issuance of the Senior Subordinated Notes; (f) the refinancing (or discharge) of the Refinanced Indebtedness (including the Existing Senior Notes Refinancing/Change of Control Payments); (g) the restructuring of Existing Securitization Financings; and (h) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“UK Securitization Documents” shall mean the Transfer of Receivables Agreement and Trust Deed, dated as of April 10, 2007, among Cartus Limited, Cartus Services Limited, Cartus Funding Limited and UK Relocation Receivables Funding Limited; the Receivables Servicing Agreement, dated as of April 10, 2007, among UK Relocation Receivables Funding Limited, Cartus Limited and Calyon S.A., London Branch; the Receivables Funding Agreement, dated as of April 10, 2007, among UK Relocation Receivables Funding Limited and Calyon S.A., London Branch; the Master Schedule of Definitions, Interpretation and Construction, dated as of April 10, 2007, among UK Relocation Receivables Funding Limited, Calyon S.A., London Branch, Realogy Corporation, Cartus Limited, Cartus Services Limited and Cartus Funding Limited; the Parent Undertaking Agreement, dated as of April 10, 2007, among

Realogy Corporation, UK Relocation Receivables Funding Limited and Calyon S.A., London Branch; the Security Agreement, dated as of April 10, 2007, between UK Relocation Receivables Funding Limited and Calyon S.A., London Branch; and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing; each as amended, restated, refinanced, modified or supplemented on or prior to the Closing Date.

“Unfunded Pension Liability” shall mean the excess of a Single Employer Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean (a) cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries (including Permitted Investments made in connection with the Arbitrage Programs whether or not so restricted), minus (b) cash or cash equivalents of any Insurance Subsidiary that is not permitted to be distributed or advanced to the Borrower or any other Subsidiary as a matter of law or regulation.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower identified on Schedule 1.01G and (2) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04(j), (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(j), and (e) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Senior Unsecured Notes Indenture, the Senior Subordinated Notes Indenture, any other Indebtedness permitted to be incurred hereunder (to the extent the concept of unrestricted subsidiaries exists in the documents governing such Indebtedness) and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of such Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (iii).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(f).

“Wholly Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly Owned Subsidiary.

“Wholly Owned Foreign Subsidiary” of any person shall mean a Foreign Subsidiary of such person that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) (i) each Initial Term B Lender agrees to make Initial Term B Loans to the Borrower on the Closing Date in a principal amount not to exceed its Initial Term B Loan Commitment and (ii) each Delayed Draw Term B Lender agrees to make Delayed Draw Term B Loans to the Borrower after the Closing Date during the Availability Period in an aggregate principal amount not to exceed its Delayed Draw Term B Loan Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed;

(b) each Lender agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided, that the aggregate principal amount of Revolving Facility Loans made on the Closing Date shall not exceed $250.0 million. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans;

(c) each Synthetic L/C Lender agrees to fund its Credit-Linked Deposit on the Closing Date in Dollars in an amount not to exceed its Synthetic L/C Commitment; and

(d) each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing or a Swingline Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) ten Eurocurrency Borrowings outstanding under the Term B Facility, (ii) ten Eurocurrency Borrowings outstanding under Incremental Term Facilities that are not Term B Facilities and (iii) ten Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date, the Term B Facility Maturity Date or the applicable Incremental Term Facility Maturity Date, as the case may be.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days (or, with respect to the Borrowings on the Closing Date, such fewer number of Business Days as may be acceptable to the Administrative Agent) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed

Borrowing (which shall be a Business Day); provided, that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Initial Term B Loans, Delayed Draw Term B Loans or Incremental Term Loans (and, in the case of Incremental Term Loans, whether such Loans are to be Term B Loans or Other Term Loans);

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Facility Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including, with respect to Synthetic Letters of Credit, Section 2.21), the Borrower may request the issuance of Revolving Letters of Credit and Synthetic Letters of Credit, in each case denominated in Dollars (or in any Alternative Currency, not to exceed an aggregate Dollar Amount of $75.0 million for all such Letters of Credit), for its own account (or for the account of a Subsidiary, so long as such Borrower and such Subsidiary are co-applicants) in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period prior to the date that is five Business Days prior to (i) the Revolving Facility Maturity Date (in the case of Revolving Letters of Credit) and (ii) the Synthetic L/C Maturity Date (in the case of Synthetic Letters of Credit). For purposes hereof, (i) all Letters of Credit issued hereunder shall at all times and from time to time be deemed to be Synthetic Letters of Credit up to the aggregate amount of the Credit-Linked Deposit as determined in the definition of the term “Credit-Linked Deposit” and be deemed to be Revolving Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit that are issued for the account of the Borrower exceeds such amount, (ii) drawings under any Letter of Credit shall be deemed to have been made under Revolving Letters of Credit for so long as, and to the extent that, there are any undrawn Revolving Letters of Credit outstanding (and thereafter drawings under such Letters of Credit shall be deemed to have been made under Synthetic Letters of Credit) and (iii) any Letter of Credit that expires or terminates will be deemed to be a Revolving Letter of Credit for so long as, and to the extent that, there are outstanding Revolving Letters of Credit immediately prior to such expiration or termination; provided, however, that at any time during which an Event of Default shall have occurred and be continuing, (A) Letters of Credit shall be deemed to be in part Revolving Letters of Credit and in part Synthetic Letters of Credit, (B) drawings under Letters of Credit shall be deemed to have been made under Revolving Letters of Credit and Synthetic Letters of Credit and (C) any Letter of Credit that expires or terminates shall be deemed to be in part a Revolving Letter of Credit and in part a Synthetic Letter of Credit, in each case pro rata based upon (1) the total Revolving Facility Commitments at such time and (2) the sum of the total Credit-Linked Deposits of all Synthetic L/C Lenders at such time and the amount of the total Credit-Linked Deposits of all Synthetic L/C Lenders that shall have been applied to reimburse outstanding Synthetic L/C Disbursements at such time. To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a Revolving Letter of Credit or a Synthetic Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a Synthetic Letter of Credit and the remainder be deemed to be a Revolving Letter of Credit. Notwithstanding the foregoing, the entire face amount of any Letter of Credit with an expiration date after the Revolving Facility Maturity Date shall be deemed to be a Synthetic Letter of Credit, subject to the limitations set forth in clause (i) of the second sentence of this paragraph (a). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Existing Letter of Credit shall be deemed to be a Letter of Credit under this Agreement and each Lender that is an issuer of an Existing Letter of Credit shall be deemed to be an Issuing Bank with respect to such Existing Letter of Credit and shall have all rights of an Issuing Bank hereunder (but shall have no obligation to extend or renew any Existing Letter of Credit or to issue additional Letters of Credit) until such Existing Letter of Credit has been terminated.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the Revolving L/C Exposure shall not exceed the Revolving Letter of Credit Sublimit, (ii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, (iii) the Synthetic L/C Exposure will not exceed the total Credit-Linked Deposits of all Synthetic L/C Lenders, and (iv) all conditions precedent in Section 4.01 have been satisfied (or waived by the (x) the Majority Lenders under the Revolving Facility and (y) Synthetic L/C Lenders with Synthetic L/C Exposure and Excess Credit-Linked Deposits representing greater than 50% of the total Synthetic L/C Exposure and Excess Credit-Linked Deposits of all Synthetic L/C Lenders). No Issuing Bank shall permit any such issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to (A) in the case of any Revolving Letter of Credit, the Revolving Facility Maturity Date and (B) in the case of any Synthetic Letter of Credit, the Synthetic L/C Maturity Date; provided, that any Letter of Credit with one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in such twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed; provided further, that if the applicable Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above, provided, that if any such Letter of Credit is outstanding or the expiration date is extended to a date after the date that is five Business Days prior to (A) in the case of any Revolving Letter of Credit, the Revolving Facility Maturity Date and (B) in the case of any Synthetic Letter of Credit, the Synthetic L/C Maturity Date the Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 105% of the face amount of each such Letter of Credit or provide a back-to-back letter of credit, in form and substance and from an issuing bank reasonably satisfactory to the relevant Issuing Bank, on or prior to the date that is five Business Days prior to (A) in the case of any Revolving Letter of Credit, the Revolving Facility Maturity Date and (B) in the case of any Synthetic Letter of Credit, the Synthetic L/C Maturity Date.

(d) Participations. (i) By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof), and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Revolving Letter of Credit equal to the product of (A) such Revolving Facility Lender’s Pro Rata Share and (B) the aggregate amount available to be drawn under such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, an amount equal to the product of (A) such Revolving Facility Lender’s Pro Rata Share and (B) each Revolving L/C Disbursement made by such Issuing Bank not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Facility Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii) Each Synthetic L/C Lender hereby acknowledges that it holds a participation in each Synthetic Letter of Credit equal to such Synthetic L/C Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Synthetic Letter of Credit. The Administrative Agent hereby acknowledges that it holds the Credit-Linked Deposit of each Synthetic L/C Lender. Each Synthetic L/C Lender hereby absolutely and unconditionally agrees that if an Issuing Bank makes a Synthetic L/C Disbursement that is not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or is required to refund any reimbursement payment in respect of a Synthetic L/C Disbursement to the Borrower for any reason, the Administrative Agent shall reimburse the applicable Issuing Bank for the amount of such Synthetic L/C Disbursement from such Synthetic L/C Lender’s Credit-Linked Deposit on deposit in the Credit-Linked Deposit Account. In the event the Credit-Linked Deposit Account is charged by the Administrative Agent to reimburse the applicable Issuing Bank for an unreimbursed Synthetic L/C Disbursement, the Borrower shall have the right, at any time prior to the Synthetic L/C Maturity Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged and such payment shall be deposited by the Administrative Agent in the Credit-Linked Deposit Account. Each Synthetic L/C Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Synthetic Letters of Credit pursuant to this subparagraph (ii) is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Synthetic Letter of Credit or the occurrence and continuance of a Default or Event of Default or the return of the Credit-Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Synthetic L/C Lender irrevocably authorizes the Administrative Agent to apply amounts of its Credit-Linked Deposit as provided in this subparagraph (ii).

(e) Reimbursement. (i) If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, or (subject to the two immediately succeeding sentences) the applicable Alternative Currency, not later than 3:00 p.m., Local Time, on the next Business Day after the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided, that, in the case of any L/C Disbursement made in Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Lender or Lender or (y) reimburse each L/C Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Amount of such L/C Disbursement. If the Borrower fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Borrower’s obligation to reimburse the applicable L/C Disbursement shall be permanently converted into an obligation to reimburse the Dollar Amount of such L/C Disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Lender of the applicable L/C Disbursement and the Dollar Amount thereof.

(ii) If the Borrower fails to reimburse any Revolving L/C Disbursement when due, then the applicable Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Facility Lender of such L/C Disbursement (as converted to Dollars, if applicable), the amount of the payment then due from the Borrower in respect thereof and, such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Pro Rata Share of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(iii) If the Borrower fails to reimburse any Synthetic L/C Disbursement when due, then the Administrative Agent shall notify each Synthetic L/C Lender of the applicable Synthetic L/C Disbursement (as converted to Dollars, if applicable), the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof, and the Administrative Agent shall promptly pay to the applicable Issuing Bank each Synthetic L/C Lender’s Pro Rata Share of such Synthetic L/C Disbursement from such Lender’s Credit-Linked Deposit. Promptly following the receipt by the Administrative Agent of any payment by the Borrower in respect of any Synthetic L/C Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent payments have been made from the Credit-Linked Deposits, to the Credit-Linked Deposit Account to be added to the Credit-Linked Deposits of the Synthetic L/C Lenders in accordance with their Pro Rata Shares. The Borrower acknowledges that each payment made pursuant to this subparagraph (iii) in respect of any Synthetic L/C Disbursement is required to be made for the benefit of the distributees indicated in the immediately preceding sentence. Any payment from the Credit-Linked Deposit Account, or from funds of the Administrative Agent, pursuant to this paragraph to reimburse an Issuing Bank for any Synthetic L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Synthetic L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders or Synthetic L/C Lenders, as applicable, with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply; provided further that, in the case of an L/C Disbursement made under a Letter of Credit in an Alternative Currency, the amount of interest due with respect thereto shall (i) in the case of any L/C Disbursement that is reimbursed on the Business Day immediately succeeding such L/C Disbursement, (A) be payable in the applicable Alternative Currency and (B) if not reimbursed on the date of such L/C Disbursement, bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Lender to be the cost to such Issuing Lender of funding such L/C Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time and (ii) in the case of any L/C Disbursement that is reimbursed after the Business Day immediately succeeding such L/C Disbursement (A) be payable in Dollars, (B) accrue on the

Dollar Amount of such L/C Disbursement and (C) bear interest as provided above. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e)(i) of this Section or from the Credit-Linked Deposit Account pursuant to paragraph (e)(ii) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender or Synthetic L/C Lender, as applicable, to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If required pursuant to Section 2.22(b) or if any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 8.01(h) or (i), on the Business Day or (ii) otherwise, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Majority Lenders with respect to each of the Revolving Facility and the Synthetic L/C Facility) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in a separate account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the aggregate L/C Exposure as of such date plus any accrued and unpaid interest thereon or, as applicable, the amount required pursuant to Section 2.22(b); provided, that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or L/C Disbursements in an Alternative Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and L/C Disbursements and (ii) upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Majority Lenders with respect to each of the Revolving Facility and the Synthetic L/C Facility), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.22(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after Section 2.22(b) no longer requires the provision of such cash collateral.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Revolving Facility Lender (in addition to JPMCB) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank with respect to Revolving Letters of Credit and Synthetic Letters of Credit.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on the first Business Day of each week, the activity for each day during the immediately preceding week in respect of Letters of Credit , including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (B) on or prior to each Business Day on which the Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and no Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance, amendment, renewal or extension is then permitted by the terms of this Agreement, (C) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (D) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(m) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 8.01, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of L/C Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to Section

2.05(j), if such cash collateral is deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Revolving Facility Lenders or the Synthetic L/C Lenders, as the case may be, are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Lender pursuant to Section 2.05(e) in respect of unreimbursed L/C Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Revolving Facility Lender’s or Synthetic L/C Lender’s, as the case may be, participation in any Alternative Currency Letter of Credit under which an L/C Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Lender or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. In the event the Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing (but exclusive of any accrued and unpaid interest thereon).

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.

Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit C and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments; Return of Credit-Linked Deposits. (a) Unless previously terminated, (i) the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date, (ii) the Initial Term B Loan Commitments shall terminate on the Closing Date, (iii) $950.0 million of the Delayed Draw Term B Loan Commitments shall terminate on July 31, 2007 and the remainder of the Delayed Draw Term B Loan Commitments shall terminate on October 31, 2007 and (iv) the Synthetic L/C Commitments shall terminate on the Closing Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments or the Delayed Draw Term Loan Commitments; provided, that (i) each reduction of the Revolving Facility Commitments or the Delayed Draw Term Loan Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments or Delayed Draw Term Loan Commitments, as applicable) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments. The Borrower may at any time or from time to time direct the Administrative Agent to reduce the total Credit-Linked Deposits; provided that (x) each reduction of the Credit-Linked Deposits shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the total Credit-Linked Deposits) and (y) the Borrower shall not direct the Administrative Agent to reduce the Credit-Linked Deposits if, after giving effect to such reduction (and to the provisions of Section 2.05(a)), the aggregate Synthetic L/C Exposure would exceed the total Credit-Linked Deposits or the Revolving Facility Exposure would exceed the total Revolving Facility Commitments. In the event the total Credit-Linked Deposits shall be reduced as provided in the immediately preceding sentence, the Administrative Agent shall return all amounts in the Credit-Linked Deposit Account in excess of the reduced total Credit-Linked Deposits to the Synthetic L/C Lenders, ratably in accordance with their Pro Rata Shares of the total Credit-Linked Deposit (as determined immediately prior to such reduction).

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments, Delayed Draw Term Loan Commitments or the Credit-Linked Deposits, as applicable, under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments or reduction of the aggregate Credit-Linked Deposits delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments or Credit-Linked Deposits shall be permanent. Each reduction of the Commitments or Credit-Linked Deposits shall be made ratably among the applicable Lenders in accordance with their respective Pro Rata Shares.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date, it being understood that on the date of any Revolving Facility Borrowing, the Borrower shall repay all outstanding Swingline Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans. (a) Subject to the other paragraphs of this Section:

(i) The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term B Lenders, on the last day of March, June, September and December of each year (beginning September 30, 2007) or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as an “Initial Term B Loan Installment Date”) through and including the Term B Facility Maturity Date, a principal amount of Initial Term Loans equal to the product of (x) the principal amount of Initial Term B Loans outstanding after the Initial Term B Loan Borrowing on the Closing Date and (y) 0.25%, with the balance of the Initial Term B Loans due in full on the Term B Facility Maturity Date.

(ii) The Borrower shall repay to the Administrative Agent, for the benefit of the Delayed Draw Term B Lenders, on the last day of March, June, September and December of each year (beginning September 30, 2007) or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as a “Delayed Draw Term B Loan Installment Date”) through and including the Term B Facility Maturity Date, a principal amount of Delayed Draw Term B Loans equal to the product of (x) the principal amount of Delayed Draw Term Loans outstanding after giving effect to the most recent Delayed Draw Term B Borrowing and (y) 0.25%, with the balance of the Delayed Draw Term B Loans due in full on the Term B Facility Maturity Date.

(iii) in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and

(iv) to the extent not previously paid, outstanding Term Loans shall be due and payable on the Term B Facility Maturity Date or the applicable Incremental Term Facility Maturity Date, as the case may be.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(c) Prepayment of the Term Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied to the Term Loans ratably among the Term Facilities, with the application thereof reducing in direct order the remaining installments thereof in forward order of maturity, and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans as the Borrowers may direct.

(d) Prior to the scheduled or voluntary repayment of any Loan or reduction of the Credit-Linked Deposits, the Borrower shall select the Borrowing or Borrowings and/or Credit-Linked Deposits to be repaid or reduced and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing or Credit-Linked Deposit, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing and each reduction of the total Credit-Linked Deposits shall be applied ratably to the Credit-Linked Deposits of the Synthetic L/C Lenders. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

(e) The Administrative Agent shall return the Credit-Linked Deposit to the Synthetic L/C Lenders, on the last day of March, June, September and December of each year (beginning September 30, 2007) or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as a “Synthetic L/C Installment Date”) through and including the Synthetic L/C Maturity Date, in an amount equal to the product of (x) the Credit-Linked Deposit held by the Administrative Agent on the Closing Date and (y) 0.25%, with the balance of the Credit-Linked Deposit returned in full to the Synthetic L/C Lenders on the Synthetic L/C Maturity Date. Any optional return of Credit-Linked Deposits effected pursuant to Section 2.08 shall be applied to reduce the subsequent scheduled returns of Credit-Linked Deposits to be effected pursuant to this Section as directed by the Borrower. Each return of Credit-Linked Deposits pursuant to this Section 2.10(e) shall be accompanied by accrued fees and other amounts payable by the Borrower pursuant to Section 2.12(c) and Section 2.21(b) on the amount of such Credit-Linked Deposits paid to but excluding the date of return.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Facilities.

(b) Promptly upon receipt thereof by Holdings or any of its Subsidiaries, all Net Proceeds shall be applied to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10. Notwithstanding the foregoing, the Borrower may retain Net Proceeds pursuant to clause (b) of the definition thereof, provided that the Senior Secured Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 2.50 to 1.00.

(c) Not later than 90 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow, minus (ii) to the extent not financed using the proceeds of, without duplication, the incurrence of Indebtedness and the sale or issuance of any Equity Interests (including any capital contributions), the sum of (A) the amount of any voluntary prepayments of Term Loans made during such Excess Cash Flow Period (plus, with respect to the Excess Cash Flow Period ending December 31, 2008, the amount of any voluntary prepayments of Term Loans made prior to such Excess Cash Flow Period) and (B) the amount of any prepayments of Revolving Facility Loans made during such Excess Cash Flow Period, solely to the extent of any permanent reductions in the Revolving Facility Commitments accompanying such prepayment, to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(d) In the event and on such occasion that the total Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments, the Borrower shall prepay Revolving Facility Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(e) In the event and on such occasion as the Revolving L/C Exposure exceeds the Revolving Letter of Credit Sublimit, the Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(f) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option.) On the Required Prepayment Date, the Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option (each, an “Accepting Lender”), to prepay the Term Loans of such Accepting Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with Section 2.11(b)), and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to the Borrower.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last Business Day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders or Delayed Draw Term Loan Commitments, as applicable, shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Pro Rata Share of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account (x) three Business Days after the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Revolving Letter of Credit issued by such Revolving Issuing Bank for the period from and including the date of issuance of such Revolving Letter of Credit to and including the termination of such Revolving Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily stated amount of such Revolving Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay (i) in addition to the amounts payable by the Borrower to the Synthetic L/C Lenders pursuant to Section 2.21(b), to the Administrative Agent for the account of each Synthetic L/C Lender, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Credit-Linked Deposit shall be terminated as provided herein, a participation fee with respect to its participations in Synthetic Letters of Credit, which shall accrue at the Applicable Margin from time to time in effect in respect of Eurocurrency Term Loans on the average daily amount of such Synthetic L/C Lender’s Credit-Linked Deposit during the period from and including the Closing Date to but excluding the date on which the entire amount of such Lender’s Credit-Linked Deposit is returned to it and (ii) to each Issuing Bank, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Credit-Linked Deposits shall be terminated as provided herein, a fronting fee in respect of each Synthetic Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Synthetic Letter of Credit to and including the termination of such Synthetic Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily average stated amount of such Synthetic Letter of Credit (or as otherwise agreed with such Issuing Bank), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any Synthetic L/C

Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges; provided that all such fees shall be payable on the date on which the Credit-Linked Deposits are returned to the Synthetic L/C Lenders and any such fees accruing after the date on which the Credit-Linked Deposits are returned to the Synthetic L/C Lenders shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees in respect of Synthetic Letters of Credit that are payable on a per annum basis shall be computed on the basis of the number of days elapsed in a year of 360 days

(d) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein (the “Administrative Agent Fees”).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Term B Facility Maturity Date and the applicable Incremental Term Facility Maturity Date; provided, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.17.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to

Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Except as required by law, any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest, penalties and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a Loan Party shall not be obligated to make a payment to a Lender or the Administrative Agent pursuant to this Section 2.17 in respect of penalties, interest and other expenses to the extent (i) such penalties, interest and other expenses have accrued after the earlier of (x) the date the Loan Party has paid the indemnification or other amount pursuant to this Section 2.17 or (y) 60 days after the Lender or the Administrative Agent, as the case may be, knew and did not provide written notice to the Borrower of the imposition of the Indemnified Taxes or Other Taxes to which such penalties, interest or other expenses relate or (ii) such penalties, interest and other expenses are attributable to the gross negligence or willful misconduct of such Lender or the Administrative Agent. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (or, in the case of a Participant, on or before the date such Participant purchases the related participation), at other times prescribed by applicable laws, and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent, two original copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W 8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). In addition, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender. For any period with respect to which a Lender has failed to provide to the Borrower the forms prescribed by this Section 2.17(e), at the time or times prescribed herein (other than if such failure is due to either (I) a Change in Law occurring after the date on which such Lender becomes a party to this Agreement or (II) any action taken by any Loan Party after the date of this Agreement, and as a result of such Change in Law or Loan Party action, such Lender is not legally entitled to deliver such form), such Lender shall not be entitled to indemnification or additional amounts under this Section 2.17. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally entitled to deliver.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, acting in good faith, that it has received a refund or tax credit of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which a Loan Party has paid additional amount pursuant to this Section 2.17, it shall pay over such refund (or the benefit realized as a result of such tax credit) to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund (or tax credit)), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, for the avoidance of doubt, nothing herein shall require the Administrative Agent or any Lender to pay out any benefit realized as a result of a tax credit unless such Administrative Agent or Lender has actual knowledge that such credit is directly attributable to a payment of an additional amount pursuant to this Section 2.17. If a payment is made pursuant to the preceding sentence, the Loan Party that received such payment, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority except to the extent such penalties, interest or other charges are due to the willful misconduct or gross negligence of the Administrative Agent or such Lender) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it, acting in good faith, deems confidential) to any Loan Party or any other person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as provided in Section 2.05(e), all payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Credit-Linked Deposits hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not, in the reasonable judgment of the Lender, subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section shall affect or postpone any of the Obligations or the rights of any Lender pursuant to Section 2.17(a).

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, Commitments and Credit-Linked Deposits hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank); provided, that: (a) all Obligations owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04; provided, that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after Borrower’s request, compliance with Section 10.04 shall not be required to effect such assignment.

SECTION 2.20. Incremental Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender and Incremental Term Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless, in the case of any Incremental Term Lender, such Incremental Term Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested, (ii) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments, when taken together with all other Incremental Commitments, shall not exceed $650.0 million in the aggregate (the “Incremental Limit”), (iii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”) and (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with pricing and/or amortization terms different from the Term B Loans (“Other Term Loans”).

(b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that (i) the Other Term Loans shall rank pari passu or junior in right of payment and of security with the Term B Loans and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as the Term B Loans, as applicable, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Term B Facility Maturity Date, (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term B Loans and (iv) from and after the effectiveness of the each Incremental Assumption Agreement, the associated Incremental Revolving Facility Commitments shall thereafter be Revolving Facility Commitments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 10.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.20 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Term B Loans and Revolving Facility Loans and (iii) the Borrower shall be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitments, the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans) in the form of additional Term B Loans, when originally made, are included in each Borrowing of outstanding Term B Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Lenders to effect the foregoing.

SECTION 2.21. Credit-Linked Deposit Account. (a) The Credit-Linked Deposits shall be held by the Administrative Agent in the Credit-Linked Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth in Section 2.05, 2.08 or 2.10. Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Synthetic L/C Lender in respect of its participation in Synthetic Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Closing Date.

(b) Each of the Borrower, the Administrative Agent, each Issuing Bank issuing any Synthetic Letter of Credit and each Synthetic L/C Lender hereby acknowledges and agrees that each Synthetic L/C Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.05 and that the Administrative Agent has agreed to invest the Credit-Linked Deposits so as to earn a return (except during periods when, and to the extent to which, such Credit-Linked Deposits are used to cover unreimbursed Synthetic L/C Disbursements, and subject to Section 2.14) for the Synthetic L/C Lenders equal to a rate per annum, reset daily on each Business Day for the period until the next following Business Day, equal to (i) such day’s rate for one month LIBOR deposits (the “Benchmark LIBOR Rate”) computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year) minus (ii) 0.15%. Such interest will be paid to the Synthetic L/C Lenders by the Administrative Agent quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.12. In addition to the foregoing payments by the Administrative Agent, the Borrower agrees to make payments to the Synthetic L/C Lenders quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.12 (and together with the payment of such fees) in an amount equal to 0.15% per annum on the amounts of their respective Credit-Linked Deposits.

(c) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations provided in Section 2.05 and the obligation to pay fees as provided in this Section 2.21), it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Synthetic L/C Lenders, the provisions of this Section 2.21 and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.05 constitute agreements among the Administrative Agent, each Issuing Bank issuing any Synthetic Letter of Credit and each Synthetic L/C Lender with respect to the funding obligations of each Synthetic L/C Lender in respect of its participation in Synthetic L/C Letters of Credit and do not constitute any loan or extension of credit to the Borrower.

(d) Subject to the Borrower’s compliance with the cash-collateralization requirements set forth in Section 2.05(j), the Administrative Agent shall return any remaining Credit-Linked Deposits to the Synthetic L/C Lenders following the occurrence of the Synthetic L/C Maturity Date.

SECTION 2.22. Currency Equivalents. (a) The Administrative Agent shall determine the Dollar Amount of the L/C Exposure in respect of Letters of Credit denominated in an Alternative Currency based on the Exchange Rate (i) as of the end of each fiscal quarter of the Borrower and (ii) on or about the date of the related notice requesting the issuance of such Letter of Credit.

(b) If after giving effect to any such determination of a Dollar Amount, the Revolving L/C Exposure exceeds the Revolving Letter of Credit Sublimit or the Synthetic L/C Exposure exceeds the total Credit-Linked Deposits of all Synthetic L/C Lenders, the Borrower shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

ARTICLE III

Representations and Warranties

On the date of each Credit Event as provided in Section 4.01, the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings (prior to a Borrower Qualified IPO), the Borrower and each of the Material Subsidiaries (a) (i) is a partnership, limited liability company or corporation duly organized, validly existing and (ii) in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by Holdings (prior to a Borrower Qualified IPO), the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings (prior to a Borrower Qualified IPO), the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements. (a) (i) The unaudited pro forma consolidated balance sheet and (ii) the related consolidated statement of income of the Borrower, together with its consolidated Subsidiaries (including the notes thereto) (the “Pro Forma Financial Statements”), for the twelve-month period ending December 31, 2006, copies of which have heretofore been furnished to each Lender (via inclusion in the Information Memorandum), have been prepared in the manner set forth under the heading “Unaudited pro forma condensed consolidated financial statements” in the Notes Offering Memorandum. The Pro Forma Financial Statements have been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at December 31, 2006 and the results of operations of Borrower and its consolidated subsidiaries for the twelve-month period ended December 31, 2006.

(b) The audited consolidated and combined balance sheets of the Target as at December 31, 2005 and 2006, and the related audited consolidated and combined statements of income and cash flows for the years ended December 31, 2004, 2005 and 2006, reported on by and accompanied by a report from Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects in accordance with GAAP the consolidated and combined financial position of the Target as at such date and the consolidated and combined results of operations and cash flows of the Target for the years then ended.

SECTION 3.06. No Material Adverse Effect. Since December 31, 2006, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings (prior to a Borrower Qualified IPO), the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties but excluding any real property held by the Borrower or any Subsidiary subject to and in connection with its relocation services business) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the business of the Borrower, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(b).

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary. Such schedule separately identifies each Insurance Subsidiary, Qualified CFC Holding Company and Special Purpose Securitization Subsidiary as of the Closing Date.

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as disclosed in SEC filings of the Borrower made in connection with or after the date of the Cendant Spin-Off and on or before the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of Holdings or the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings (prior to a Borrower Qualified IPO) or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings (prior to a Borrower Qualified IPO), the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) None of Holdings (prior to a Borrower Qualified IPO), the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of Holdings (prior to a Borrower Qualified IPO), the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. The Borrower:

(a) shall use the proceeds of the Revolving Facility Loans and Swingline Loans (i) for general corporate purposes (including, without limitation, for Permitted Business Acquisitions) and (ii) in the case of up to $250.0 million of Revolving Facility Loans made on the Closing Date, (A) to finance a portion of Transactions and (B) to pay Transaction Expenses;

(b) may request the issuance of Letters of Credit (including under the Credit-Linked Deposits) for general corporate purposes (including, without limitation, for Permitted Business Acquisitions); provided that not more than $100.0 million in stated amount of Synthetic Letters of Credit may be requested by the Borrower that are used for purposes other than supporting the Borrower’s obligations in respect of the Cendant Contingent Liabilities;

(c) shall use the proceeds of the Initial Term B Loans made on the Closing Date (i) to finance a portion of the Transactions, (ii) to refinance a portion of the Refinanced Indebtedness and (iii) to pay Transaction Expenses; and

(d) shall use the proceeds of the Delayed Draw Term B Loans made after the Closing Date (i) to finance a portion of the Existing Senior Notes Refinancing/Change of Control Payments and (ii) to pay Transaction Expenses.

SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all Federal income tax and all material state, local, non-income Federal and non-U.S. tax returns required to have been filed by it and each such tax return is true and correct in all material respects;

(b) Each of Holdings, the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the tax returns referred to in clause (a) and all other material Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, there have been no claims asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Target, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and, if delivered prior to the Closing Date, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (iii) no Single Employer Plan has any Unfunded Pension Liability in excess of $50.0 million; (iv) no ERISA Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur; (v) none of Holdings (prior to a Borrower Qualified IPO) or the Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Holdings or any Subsidiary to tax; and (vi) none of Holdings or the Subsidiaries and the ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b) Each of Holdings and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any Plan, whether or not subject to ERISA governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of Holdings or the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Single Employer Plan that would reasonably be expected to result in liability to Holdings, any of the Subsidiaries or the ERISA Affiliates.

(d) Within the last five years, no Single Employer Plan of Holdings, any Subsidiary or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, that would reasonably be expected to result in liability to Holdings, any Subsidiary or any of the ERISA Affiliates in excess of $50.0 million, nor has any Single Employer Plan of Intermediate Holdings, any Subsidiary or any of the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA) that has or would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Holdings’ or the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statues of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17. Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the applicable Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by possession or by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the applicable Secured Parties) shall have a fully perfected, first priority (subject to Permitted Liens) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property (as defined in the Collateral

Agreement), in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c) Each Foreign Pledge Agreement, if any, shall be effective to create in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent permissible under applicable law. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral (if any) are delivered to the Collateral Agent, the Collateral Agent (for the benefit of the applicable Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis and at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings (prior to a Borrower Qualified IPO), the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings (prior to a Borrower Qualified IPO), the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings (prior to a Borrower Qualified IPO), the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings (prior to a Borrower Qualified IPO), the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings (prior to a Borrower Qualified IPO), the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings (prior to a Borrower Qualified IPO), the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings (prior to a Borrower Qualified IPO), the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.20. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of Holdings, the Borrower and the Subsidiaries owns, or possesses the right to use, all of the U.S. and foreign intellectual property, including patents, inventions, discoveries, trade secrets, know-how, proprietary information, trademarks, service marks, trade names, logos, domain names and other source indicators (and the goodwill of the business symbolized thereby), copyrights, works of authorship in any media, mask works, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, free of all Liens except Permitted Liens, and all such Intellectual Property Rights are subsisting, unexpired and have not been abandoned, and, to the knowledge of Holdings, the Borrower or the Subsidiaries, their ownership or use of such Intellectual Property Rights does not conflict with the rights of any other person, (b) none of Holdings, the Borrower or the Subsidiaries have any knowledge that any product, process, method, service, practice, substance, part, material now employed, sold or offered by such persons, is interfering with, infringing upon, misappropriating or otherwise violating any intellectual property rights of any person, and no claim, litigation, action, arbitration or investigation regarding any of the foregoing, or otherwise seeking to limit, cancel or invalidate any Intellectual Property Right, is pending or, to the knowledge of Holdings and the Borrower, threatened, (c) to the knowledge of Holdings or the Borrower, no holding, decision or judgment has been rendered by any Governmental Authority which limits, cancels or challenges the validity of, or Holdings’, the Borrower’s or any Subsidiary’s rights in, any Intellectual Property Rights owned or licensed by Holdings, the Borrower or any Subsidiary, and (d) except as disclosed on Schedule 3.20(d), no Intellectual Property Right is the subject of any licensing or franchise agreement pursuant to which Holdings, the Borrower or any Subsidiary has granted an exclusive right to any person other than a franchisee or a master franchisor in the ordinary course of business to use such Intellectual Property Right.

SECTION 3.21. Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the Senior Subordinated Notes Indenture and under the documentation governing any other subordinated Indebtedness permitted to be incurred hereunder or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or any other Indebtedness permitted to be incurred hereunder constituting subordinated Indebtedness.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or renew, extend, amend or increase the stated amounts of Letters of Credit hereunder (other than pursuant to any renewal, extension or amendment of a Letter of Credit without any increase in the stated amount of such Letter of Credit) (each of clauses (a) and (b), a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) (i) In the case of each Credit Event that occurs on the Closing Date, the conditions in Section 6.02(a) of the Merger Agreement (but only with respect to representations and warranties that are material to the interests of the Lenders, and only to the extent that Borrower has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) shall be satisfied, and the representations and warranties made in Sections 3.01(a)(i), (b) and (d), 3.02(a), 3.03, 3.10, 3.11, 3.17(a), 3.17(c), 3.17(d) and 3.21 shall be true and correct in all material respects; and (ii) in the case of each other Credit Event (other than a Delayed Draw Term Loan Funding Event), the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) (i) In the case of each Credit Event (other than a Delayed Draw Term Loan Funding Event) that occurs after the Closing Date, at the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing; and (ii) in the case of each Delayed Draw Term Loan Funding Event that occurs after the Closing Date, at the time of and immediately after such Borrowing, no Event of Default or Default under clauses (b), (c), (h) or (i) of Section 8.01 shall have occurred and be continuing.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Effectiveness of Commitments. The obligations of each Lender to make any extension of credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.08):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Akin Gump Strauss Hauer & Feld LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party; and

(iii) a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d) The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied (other than in the case of any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than (i) the pledge and perfection of the security interests in the Equity Interests of the Borrower and each Subsidiary described in clause (b) of the definition of “Collateral and Guarantee Requirement” and (ii) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement) that is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, which such security interest or deliverable shall be delivered within the time periods specified with respect thereto in Schedule 4.02(d)) and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released or should be released upon the funding of the Loans.

(e) The Merger shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement in accordance with the terms and conditions of the Merger as set forth in the Merger Documents, without material amendment, supplement, modification or waiver thereof by the Borrower which is materially adverse to the Lenders without the prior written consent of the Administrative Agent.

(f) The Equity Financing shall have been consummated.

(g) The Lenders shall have received the pro forma balance sheet referred to in Section 3.05(a)(i), and the related pro forma income statement referred to in Section 3.05(a)(ii).

(h) The Lenders shall have received either (i) a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent and signed by the Chief Financial Officer of the Borrower or (ii) a solvency opinion in form and substance reasonably satisfactory to the Administrative Agent from an independent investment bank or valuation firm reasonably acceptable to the Administrative Agent, in each case confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(i) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(j) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, requested not less than five business days prior to the date hereof.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated or have expired and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired (or have been cash collateralized on terms reasonably satisfactory to the Administrative Agent) and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as loss payee on property and casualty policies and as an additional insured on liability policies; provided that (i) workers’ compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (ii) such insurance may contain self-insurance retention and deductible levels consistent with normal industry practice.

(b) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a “going concern”) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10 K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within 45 days after the end of the first three quarterly periods of each fiscal year of the Borrower, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenant, (iii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended, (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary” and (v) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings (prior to a Borrower Qualified IPO), the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e) within 90 days after the beginning of each fiscal year of the Borrower, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.09(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements (it being understood that consolidating financial statements shall not be requested until such time as the Borrower shall have filed a registration statement with the SEC with respect to the Senior Unsecured Notes and/or the Senior Subordinated Notes), as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(h) in the event that (i) in respect of the Senior Unsecured Notes or the Senior Subordinated Notes, and any Permitted Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and (ii) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Performance Covenant) shall satisfy the requirements of such paragraphs.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings (prior to a Borrower Qualified IPO) or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are occurring, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintenance of Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings (prior to a Borrower Qualified IPO), the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings (prior to a Borrower Qualified IPO) or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings (prior to a Borrower Qualified IPO) or the Borrower to discuss the affairs, finances and condition of Holdings (prior to a Borrower Qualified IPO), the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.08, to the extent the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, in each case subject to paragraph (g) below.

(b) If any asset (including any owned Real Property (other than owned Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $5.0 million is acquired by the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.09(g) or the Security Documents) will (i) notify the Collateral Agent thereof, (ii) if such asset is comprised of Real Property, deliver to Collateral Agent an updated Schedule 1.01B reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such owned Real Property of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $10.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of perfection thereof; record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy, and a survey.

(d) If any additional direct or indirect Subsidiary of Holdings (prior to a Borrower Qualified IPO) or the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary (other than a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, an Insurance Subsidiary or an Immaterial Subsidiary designated by the Borrower as not a Loan Party) or a “first tier” Special Purpose Securitization Subsidiary, within five Business Days after the date such Domestic Subsidiary or “first tier” Special Purpose Securitization Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Domestic Subsidiary or “first tier” Special Purpose Securitization Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Domestic Subsidiary (unless such Domestic Subsidiary is not a Wholly Owned Subsidiary) or “first tier” Special Purpose Securitization Subsidiary and with respect to any Equity Interest in or Indebtedness of such Domestic Subsidiary or “first tier” Special Purpose Securitization Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(e) If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Foreign Subsidiary (unless such Foreign Subsidiary is not a Wholly Owned Subsidiary) is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(f) (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the applicable Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.09 need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts, (iv) any Insurance Subsidiary except to the extent that a pledge of the Equity Interests thereof is permitted by applicable law, or any Securitization Assets, (v) any Equity Interests acquired after the Closing Date (other than Equity Interests in the Borrower or, in the case of any person which is a Subsidiary, Equity Interests in such person issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) with respect to contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (vi) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Permitted Lien), (vii) (A) entities that become Subsidiaries (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary being designated as a Subsidiary being deemed to constitute the acquisition or formation of a Subsidiary) after the Closing Date if the Administrative Agent, after consultation with Holdings, shall reasonably determine that the costs of obtaining a guarantee of the applicable Obligations from such entities is excessive in relation to the value to be afforded to the Lenders thereby or (B) those assets as to which the

Administrative Agent, after consultation with Holdings, shall reasonably determine that the costs of obtaining or perfecting a security interest in such assets are excessive in relation to the value of the security to be afforded thereby, including (w) the costs and legal and practical difficulties of obtaining such guarantees and security from Foreign Subsidiaries, (x) the costs of obtaining such guarantee or security interest, or perfecting such security interest, in relation to the value of the credit support to be afforded thereby, (y) general statutory limitations, financial assistance, corporate benefit, fraudulent preference, thin capitalization, retention of title claims and similar principles and (z) the fiduciary duties of directors, contravention of legal prohibitions or risk of personal or criminal liability on the part of any officer, (viii) perfection of any security interest in Collateral to the extent such perfection (or the steps required to provide such perfection) would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as permitted by the Loan Documents, (ix) perfection of any security interest in receivables or other Collateral to the extent such perfection would require notice to customers of Borrower and the Subsidiaries prior to the time that an Event of Default has occurred and is continuing, or (x) any real property acquired by the Borrower or any Subsidiary in the ordinary course of its relocation services business; provided, that, upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (v) and (vi) above.

SECTION 5.10. Ratings. Exercise commercially reasonable efforts to maintain at all times (a) corporate ratings of the Borrower and (b) ratings of the Facilities, in case from Moody’s and S&P.

SECTION 5.11. Compliance with Material Contracts. Perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 5.12. Post-Closing Covenant. Within the periods set forth on Schedule 5.12 (or such longer period as the Administrative Agent may determine), take the actions described on Schedule 5.12.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated or have expired and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full and all Letters of Credit have been canceled or have expired (or have been cash collateralized on terms reasonably satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Material Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to Holdings (prior to a Borrower Qualified IPO) or any Subsidiary and of any Subsidiary to Holdings (prior to a Borrower Qualified IPO), the Borrower or any other Subsidiary; provided, that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and the subsidiaries to finance working capital needs of the subsidiaries, (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of the Borrower to Holdings or any Subsidiary and Indebtedness of any other Loan Party to Holdings or any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall, if legally permissible, be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness (including obligations in respect of letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with past practice or industry practice;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or of an entity merged into or consolidated or amalgamated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the assumption and incurrence of any Indebtedness and any related transactions, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the construction, acquisition, lease or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such construction, acquisition, lease or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 6.03, would not exceed the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(l) Indebtedness of the Borrower pursuant to (i) the Senior Unsecured Notes in an aggregate principal amount that is not in excess of $2,250.0 million (plus any interest paid by increases to principal), (ii) the Senior Subordinated Notes in an aggregate principal amount that is not in excess of $900.0 million, and (iii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(m) Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of the Borrower described in Section 6.01(l), so long as the Guarantee of the Senior

Subordinated Notes or any Permitted Refinancing Indebtedness in respect thereof is subordinated on substantially the same terms as set forth in the Senior Subordinated Notes Indenture with respect to the Senior Subordinated Notes, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness of Holdings (prior to a Borrower Qualified IPO) or any Subsidiary that is not a Subsidiary Loan Party that is otherwise permitted hereunder to the extent such Guarantees are permitted by Section 6.04(b), (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party and (v) by the Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) and to the extent such Guarantees are permitted by 6.04(b); provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to at least the same extent as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Notes Indenture;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of other Indebtedness) and trade letters of credit in the ordinary course of business;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (i) other Indebtedness incurred by the Borrower or any Subsidiary Loan Party so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(s) Indebtedness of Subsidiaries that are not Loan Parties in an aggregate amount not to exceed at any time outstanding the greater of $330 million and 3.0% of Consolidated Total Assets;

(t) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees and directors of the Borrower or any Subsidiary incurred (i) in the ordinary course of business or (ii) in connection with the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith);

(v) Indebtedness in connection with Permitted Securitization Financings;

(w) Indebtedness of the Borrower and the Subsidiaries incurred under overdraft, lines of credit or cash management facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for the Borrower’s and the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Cash Management Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents;

(x) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess, at any one time outstanding, of the greater of $550.0 million or 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(y) Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity permitted by Section 6.06;

(z) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(aa) Indebtedness incurred in connection with notes and earn-out obligations payable to sellers in joint ventures and Permitted Business Acquisitions; provided that required payments in respect thereof shall not exceed $50.0 million in 2007, $75.0 million in either 2008 or 2009, and 40% of the amount of Permitted Business Acquisitions in each subsequent year;

(bb) Indebtedness in respect of Arbitrage Programs in an aggregate principal amount not to exceed the sum of (i) $10.0 million and (ii) the aggregate amount of Permitted Investments related thereto from time to time;

(cc) all premiums (including tender premiums, if any), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (bb) above; and

(dd) Indebtedness of the Borrower existing on the Closing Date pursuant to the Existing Senior Notes and any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value (as determined in good faith by the Borrower) that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) Liens created under the Loan Documents (including, without limitation, Liens securing (x) obligations in respect of Swap Agreements owed to a person that is a Lender or an Affiliate of a Lender at the time of entry into such Swap Agreements and (y) obligations under the Existing Senior Notes Indenture on a pari passu basis with the Obligations) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, that in no event shall the holders of the Indebtedness under the Cash Management Line in the aggregate (other than any Agent, Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender) have the right to receive proceeds from any realization upon the Collateral or payments from the Guarantors pursuant to the Collateral Agreement in respect of claims in excess of $25.0 million in the aggregate (plus (i) any accrued and unpaid interest in respect of Indebtedness incurred by the Borrower and the Subsidiaries under the Cash Management Line and (ii) any accrued and unpaid fees and expenses owing by the Borrower and the Subsidiaries under the Cash Management Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents; provided, further, that in no event shall the holders of any Indebtedness in the aggregate (other than the Cash Management Line, which shall be governed by the preceding proviso to this clause (b)) incurred in the ordinary course of business of the Borrower or any Subsidiary and permitted under Section 6.01 have the right to receive proceeds from any realization upon the Collateral or payments from the Guarantors pursuant to the Collateral Agreement in respect of claims in excess of $25.0 million in the aggregate from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents except with respect to any such holder that has executed an intercreditor agreement with the Administrative Agent in form and substance satisfactory to the Administrative Agent;

(c) Liens on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) such Lien is not created in contemplation of or in connection with such acquisition;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such other encumbrances as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness);

(j) Liens arising out of sale and lease-back transactions permitted under Section 6.03, so long as such Liens attach only to the subject property and any accessions thereto, proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 8.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(l) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.09 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit, trade-related bank guarantees or similar obligations permitted under Section 6.01(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens on property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that (i) after giving effect to any such Lien and the creation, incurrence, acquisition or assumption of Indebtedness, if any, secured by such Lien, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00, (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, (iv) if such Liens are on any Collateral, such Liens on the Collateral are subordinated to the Liens granted under the Loan Documents, and (v) to the extent such Liens are subordinated to the Liens granted hereunder, an intercreditor agreement reasonably satisfactory to the Administrative Agent shall be entered into providing that such new liens will be subordinated to the Liens granted hereunder, in each case, on customary terms;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Permitted Securitization Financings on all or a portion of the assets of Special Purpose Securitization Subsidiaries (including pursuant to UCC filings covering sales of accounts, chattel paper, payment intangibles, promissory notes and beneficial interests in such assets with respect to Permitted Securitization Financings);

(aa) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01(f) or (o);

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of the Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(dd) Liens on not more than $50.0 million of deposits securing Swap Agreements;

(ee) equal and ratable Liens securing the Existing Senior Notes and Permitted Refinancing Indebtedness in respect of the Existing Senior Notes;

(ff) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $50.0 million;

(gg) Liens on the Specified Aircraft securing the Specified Aircraft Sale and Leaseback;

(hh) Liens on Permitted Investments (and related segregated deposit and securities accounts) securing Indebtedness outstanding under Section 6.01(bb);

(ii) Liens on any asset of the Borrower or any Subsidiary securing any liability incurred in connection with the acquisition of homes and related assets in the ordinary course of its relocation services business; provided that such Lien (i) does not apply to any other asset of the Borrower or any Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset and (ii) such Lien is not created in contemplation of or in connection with such acquisition; and

(jj) Liens on proceeds from Cendant Contingent Assets received by the Borrower and held in trust (or otherwise segregated or pledged) for the benefit of the other parties to the Separation and Distribution Agreement (other than Travelport Inc.) to secure the Borrower’s obligations under Section 7.9 thereof.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (ii) by any Subsidiary that is not a Loan Party regardless of when such property was acquired, (b) with respect to any property owned by the Borrower or any Subsidiary Loan Party, (i) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Sections 6.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04 and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Subsidiary Loan Party as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b), and (c) with respect to the Specified Aircraft Sale and Leaseback.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation)

any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith);

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) the net amount outstanding in respect of intercompany loans made after the Closing Date by Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees by Loan Parties of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate amount equal to (x) the greater of (1) $500.0 million and (2) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(b)(y); provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made (including in connection with the Arbitrage Programs);

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $50.0 million as of the end of the fiscal quarter immediately prior to the date of such loan or advance for which financial statements have been delivered pursuant to Section 5.04 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any direct or indirect parent of Holdings) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and advances to real estate agents in the ordinary course of business;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to any increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (u) and (ee);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 (plus, without duplication for such amounts included in the calculation of the Cumulative Credit, any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii); provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, then (so long as such Investment also complies with clause (k) below if such person becomes a Subsidiary as a result of such Investment) such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, settlement of delinquent accounts against, and settlement, compromise or resolution of litigation, arbitration or other disputes with or judgments against, any other person that is not an Affiliate of the Borrower, or Investments acquired as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04 and, (ii) in the case of any acquisition, merger, consolidation or amalgamation, permitted under Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any Parent Entity);

(r) subject to the limitations of the last paragraph of Section 6.05, Investments in the Equity Interests of one or more newly formed persons that are received as consideration for the contribution by Holdings, the Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined in good faith by the Borrower on an arms’-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $50.0 million and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value (as determined in good faith by the Borrower) of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(s) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) Investments in Subsidiaries that are not Loan Parties not to exceed the greater of $220.0 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus an amount equal to any return of capital actually received in respect of Investments theretofore made pursuant to this paragraph (u))in the aggregate, as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time such Investment is made;

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments by Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) Investments arising as a result of Permitted Securitization Financings;

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(bb) Investments received substantially contemporaneously in exchange for Equity Interests of Holdings or any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit;

(cc) Investments in joint ventures not in excess of the greater of $220.0 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 in the aggregate (plus an amount equal to any return of capital actually received in respect of Investments theretofore made pursuant to this paragraph (cc) in the aggregate); provided that if any Investment pursuant to this clause (cc) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, then (so long as such Investment also complies with clause (k) above if such person becomes a Subsidiary as a result of such Investment) such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (cc) for so long as such person continues to be a Subsidiary of the Borrower;

(dd) Investments in connection with the defeasance or discharge of the Existing Senior Notes;

(ee) any franchise development advances or notes and other loans to franchisees in an aggregate amount not to exceed $75.0 million in any fiscal year; and

(ff) advances or loans to relocating employees of a customer in the relocation services business of the Borrower or any Subsidiary made in the ordinary course of business.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, or liquidate or dissolve, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.09;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions plus the aggregate gross proceeds of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance on clause (g) below, shall not exceed, in any fiscal year of the Borrower, the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal year ended immediately prior to the date of such sale, transfer, lease or other disposition for which financial statements have been delivered pursuant to Section 5.04 (determined based on the balance sheet so delivered for such prior fiscal year);

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(f) the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of a Permitted Securitization Financing;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (g) pursuant to Section 6.05(c)); provided, that (i) the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance upon this paragraph (g), plus the aggregate gross proceeds of any or all assets sold, transferred, leased or otherwise disposed of to Subsidiaries that are not Loan Parties in reliance on clause (c) above, shall not exceed, in any fiscal year of the Borrower, the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal year ended immediately prior to the date of such sale, transfer, lease, license or other disposition for which financial statements have been delivered pursuant to Section 5.04 (determined based on the balance sheet so delivered for such prior fiscal year), (ii) no Default or Event of Default exists or would result therefrom, (iii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including noncash proceeds) in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (iv) the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Subsidiary that is not a Loan Party, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;

(l) the sale or other transfer of Securitization Assets or interests therein pursuant to a Permitted Securitization Financing;

(m) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance on this paragraph (m) shall not exceed, in any fiscal year of the Borrower, 5.0% of Consolidated Total Assets as of the end of the fiscal year ended immediately prior to the date of such exchange transaction for which financial statements have been delivered pursuant to Section 5.04 (determined based on the balance sheet so delivered for such prior fiscal year), (B) no Default or Event of Default exists or would result therefrom, (C) with respect to any such exchange with aggregate gross consideration in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (D) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b);

(n) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(o) the Transactions;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) any disposition of Permitted Investments in connection with the Arbitrage Programs;

(r) sales or other dispositions of Equity Interests in Existing Joint Ventures;

(s) any grant of a license in the ordinary course of business under any patents, trademarks, know-how or any other intellectual property or franchise rights; and

(t) the purchase and sale of assets in the ordinary course of the relocation services business of the Borrower or any Subsidiary.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for fair market value (as determined in good faith by the Borrower) and (ii) no sale, transfer or other disposition of assets in excess of $40.0 million shall be permitted by paragraph (d) or (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clause (ii), (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $50.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Holdings (prior to a Borrower Qualified IPO), the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

SECTION 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”; for avoidance of doubt, the payment of the Cendant Contingent Liabilities shall not constitute Restricted Payments); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04);

(b) (x) the Borrower may make Restricted Payments to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of equity securities or debt (including debt securities and bank loans) of Holdings or any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its (or its Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings, or another Parent Entity) and (y)(i) with respect to each tax year or portion thereof that the Borrower qualifies as a Flow Through Entity, the Borrower may make Restricted Payments to the holders of Equity Interests of the Borrower (or to any direct or indirect member of the Borrower or holders of Equity Interests in such member) and (ii) with respect to any tax year or portion thereof that the Borrower does not qualify as a Flow Through Entity, the Borrower may make Restricted Payments to any direct or indirect parent company of the Borrower that files a consolidated U.S. federal tax return that includes the Borrower and its subsidiaries, in each case for clause (i) and (ii) of this clause (y) in an amount not to exceed the amount that the Borrower (or any direct or indirect member of the Borrower, as the case may be) and its Subsidiaries would have been required to pay in respect of Federal, state or local Taxes (as the case may be) in respect of such year if the Borrower and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(c) the Borrower may make Restricted Payments to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings or any Parent Entity, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $50.0 million (plus any amount carried over from prior fiscal years, up to a maximum of $75.0 million for such purchases or redemptions in the aggregate in any fiscal year), plus (x) the amount of net proceeds contributed as equity to the Borrower that were received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity of Holdings to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) the Borrower may make Restricted Payments to Holdings in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00;

(f) the Borrower may make Restricted Payments on or following the Closing Date in connection with the consummation of the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith);

(g) the Borrower may make Restricted Payments to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) after a Qualified IPO, the Borrower may make Restricted Payments to Holdings so that Holdings or any Parent Entity may make Restricted Payments to its equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Borrower from any public offering of Equity Interests of the Borrower, Holdings or any Parent Entity;

(i) the Borrower may make Restricted Payments to Holdings or any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed as equity to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.09;

(j) the Borrower or Holdings may make Restricted Payments to its equity holders in an amount necessary to fund payments to the Fund and the Fund Affiliates of the type and in the amounts otherwise permitted pursuant to Sections 6.07(b)(ix) and (xiv);

(k) other Restricted Payments by the Borrower to Holdings or Holdings’ direct Parent Entity to finance expenses and liabilities of Holdings or such Parent Entity, in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (k) not to exceed $50.0 million; and

(l) Restricted Payments made within 60 days after the date of declaration thereof, if at the date of declaration such payment would have been permitted under (and was counted against any applicable baskets under) this Agreement.

SECTION 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Holdings (prior to a Borrower Qualified IPO) or the Borrower in a transaction involving aggregate consideration in excess of $25.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings or of the Borrower,

(ii) loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries)),

(v) subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, transactions pursuant to the Transaction Documents (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith) and permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment, waiver, consent, renewal, extension or replacement thereto or thereof to the extent such amendment, waiver, consent, renewal, extension or replacement is not adverse to the Lenders in any material respect and other transactions, agreements and arrangements described on Schedule 6.07 and any amendment, waiver, consent, renewal, extension or replacement thereto or thereof or similar transactions, agreements or arrangements entered into by Holdings, the Borrower or any of the Subsidiaries to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity),

(viii) any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement,

(ix) payments by the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith,

(x) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii) subject to paragraph (xiv) below, the payment of all fees, expenses, bonuses and awards related to the Transactions as set forth in the Notes Offering Memorandum or on Schedule 6.07, including fees payable to the Fund or any Fund Affiliate,

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xiv) any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $20.0 million and 2.5% of EBITDA for such fiscal year, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), plus (B) 2.0% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services, plus (C) a transaction fee of not more than $75.0 million to be paid to the Fund or a Fund Affiliate in connection with the Transactions on and/or after the Closing Date plus (D) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A) (1) above in connection with the termination of such agreement with the Fund and its Fund Affiliates (the “Fund Termination Fee”); provided, that if any such payment pursuant to clause (D) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(xv) the issuance, sale or transfer of Equity Interests of the Borrower to Holdings and capital contributions by Holdings to the Borrower,

(xvi) the issuance of Equity Interests to the management of Holdings, the Borrower or any Subsidiary in connection with the Transaction,

(xvii) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such Parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xviii) transactions pursuant to any Permitted Securitization Financing,

(xix) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xx) transactions between the Borrower or any of its Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity,

(xxi) transactions permitted by, and complying with, the provisions of Section 6.01, 6.04(b), 6.04(l), 6.04(u), 6.05(b), (l) or (o) or 6.06,

(xxii) transactions among Loan Parties and not involving any other Affiliate, and

(xxiii) transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries or the Merger Agreement.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Indebtedness outstanding under the Notes or any Permitted Refinancing Indebtedness in respect thereof or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings permitted by Section 6.01(l), (r) or (v), (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any direct or indirect parent of Holdings) of Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of Holdings or any of its direct or indirect parents; (E) any AHYDO Payment; and (F) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the sum of (x) $150.0 million and (y) so long as after giving effect thereto, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00 (or greater than 4.75 to 1.00 for payments or distributions in respect of principal of or interest on Indebtedness outstanding under the Senior Unsecured Notes), the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(F); or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing, the Existing Senior Notes or any Permitted Securitization Document (or any Permitted Refinancing Indebtedness in respect of any of the foregoing), or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to the Lenders and (B) in the case of a refinancing of any Junior Financing, otherwise comply with the definition of “Permitted Refinancing Indebtedness”;

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that do not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(k) or 6.01(r) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Senior Subordinated Note Documents;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits (including escrowed funds) or net worth imposed by customers and franchisees under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Securitization Document reasonably required in connection therewith; or

(R) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter (beginning with the fiscal quarter ended March 31, 2008) to exceed the ratio set forth below opposite the last day of such fiscal quarter:

Fiscal Quarter	Senior Secured Leverage Ratio
March 31, 2008	5.60:1.00

June 30, 2008	5.60:1.00

September 30, 2008	5.35:1.00

December 31, 2008	5.35:1.00

March 31, 2009	5.35:1.00

June 30, 2009	5.35:1.00

September 30, 2009	5.00:1.00

December 31, 2009	5.00:1.00

March 31, 2010	5.00:1.00

June 30, 2010	5.00:1.00

September 30, 2010	5.00:1.00

December 31, 2010	5.00:1.00

March 31, 2011 and thereafter	4.75:1.00

SECTION 6.11. No Other “Designated Senior Debt” Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same in, or the subordination provisions contained in, (a) the Senior Subordinated Notes Indenture, (b) any other indenture governing Indebtedness permitted to be incurred hereunder that is senior subordinated Indebtedness or (c) the Senior Unsecured Notes or Senior Subordinated Notes, in each case other than the Obligations under this Agreement and the other Loan Documents and the obligations in respect of the Senior Unsecured Notes and any Permitted Refinancing thereof and the obligations in respect of the Existing Senior Notes and any Permitted Refinancing thereof.

ARTICLE VII

Holdings Covenants

Holdings (prior to a Borrower Qualified IPO) covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated or expired and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled (or have expired or have been cash collateralized on terms reasonably satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e), (k) or (ee)) on any of the Equity Interests issued by the Borrower other than the Liens created under the Loan Documents, and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default exists or would result therefrom, Holdings may merge with any other person.

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 2.05(c), 5.01(a) or 5.05(a) or in Article VI or Article VII; provided that any Event of Default arising out of a breach of Section 6.10 shall be subject to cure rights pursuant to Section 8.03;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings (prior to a Borrower Qualified IPO), the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings (prior to a Borrower Qualified IPO), the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, as applicable, (iii) Holdings (prior to a Borrower Qualified IPO), the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (iv) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings (prior to a Borrower Qualified IPO), the Borrower and the Subsidiaries on a consolidated basis shall cease to be a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein and except for releases thereof as permitted herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (ii) the Guarantees pursuant to the Security Documents by Holdings (prior to a Borrower Qualified IPO), the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings (prior to a Borrower Qualified IPO) or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j), and (iv) exercise all rights and remedies granted to it under any Loan Document and all its rights and remedies under any other applicable law or in equity; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 8.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

SECTION 8.03. Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower fails (or, but for the operation of this Section 8.03, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the 20th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised and (ii) for purposes of this Section 8.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant. If, after giving effect to the adjustments in this paragraph (b), the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for this purposes of the Agreement.

ARTICLE IX

The Agents

SECTION 9.01. Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the

Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article IX (including, without limitation, Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 10.08 hereof, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (j); and (iv) to make determinations and update schedules in connection with collateral matters as set forth in clauses (vii) or (viii) of Section 5.09(g). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 9.03. Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.07. Indemnification. Each Lender agrees to indemnify each Agent and each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Exposure, outstanding Term Loans, Synthetic L/C Exposure and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10. Agents and Arrangers. Neither the Syndication Agent, the Documentation Agents nor any of the Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 10.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(b) above shall be effective as provided in such Section 10.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) except pursuant to the Merger, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Credit-Linked Deposits, its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 8.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or such Lender’s Credit-Linked Deposits to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Credit-Linked-Deposits, Commitments or Loans under any Facility, the amount of the Credit-Linked-Deposits, Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million in the case of Credit-Linked Deposits or Term Loans and (y) $5.0 million in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided that contemporaneous assignments by a Lender to two or more of its Approved Funds shall be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that no such consent of the Borrower shall be required if an Event of Default under Sections 8.01(b), (c), (h) or (i) has occurred and is continuing;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (1) an Administrative Questionnaire in which the assignee designates one or more Credit Contacts (as defined in the Administrative Questionnaire) to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and (2) all applicable tax forms required to be delivered under Section 2.17; and

(D) the Assignee shall not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Credit-Linked Deposits, Loans and L/C Exposures owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all tax forms required to be delivered under Section 2.17, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan B Commitment and Revolving Facility Commitment, and the outstanding balances of its Credit-Linked Deposits, Term Loans and Revolving Facility Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits and subject to the requirements of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such

Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) and (f) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue promissory notes (each a “Promissory Note”) to any Lender requiring Promissory Notes to facilitate transactions of the type described in paragraph (e) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) If the Borrower wishes to replace the Loans, Credit-Linked Deposits or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments or Credit-Linked Deposits to be replaced, to (i) require the Lenders under such Facility to assign such Loans, Commitments or Credit-Linked Deposits to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(d)). Pursuant to any such assignment, all Loans, Commitments and Credit-Linked Deposits to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments or Credit-Linked Deposits were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans, Commitments or Credit-Linked Deposits under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) Notwithstanding the foregoing, no assignment may be made or participation sold to an Ineligible Institution.

SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, the Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Arranger, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property currently or formerly owned or operated by Holdings, the Borrower or any of the Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.05 shall not apply to Taxes.

(d) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 10.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings (prior to a Borrower Qualified IPO), the Borrower or any Subsidiary against any of and all the obligations of Holdings (prior to a Borrower Qualified IPO) or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings (prior to a Borrower Qualified IPO), the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.20, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, or extend the date on which the Credit-Linked Deposits are required to be returned in full to the Synthetic L/C Lenders, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c); provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date or Synthetic L/C Installment Date or reduce the amount due on any Term Loan Installment Date or Synthetic L/C Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend the provisions of Section 5.02 of the Collateral Agreement, or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing among Facilities of payments required thereby, without the prior written consent of a majority of the class of Lenders adversely affected thereby,

(v) amend or modify the provisions of this Section 10.08 or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release any of Holdings (prior to a Borrower Qualified IPO), the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lender participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Facility (or Facilities) or Tranche (or Tranches) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrowers and the requisite percentage in interest of the Lenders of the affected Facility (or Facilities) or Tranche (or Tranches), as the case may be (and without the consent of the Required Lenders), that would be required to consent thereto if such Facility or Tranche were the only Facility or Tranche, as the case may be, hereunder at the time; and provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(c) Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the applicable Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the applicable Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (including in respect of prepayments) with the Term Loans, the Revolving Facility Loans, the Synthetic L/C Facility and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 10.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information (the “Information”) relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 10.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National

Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 10.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16).

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.16 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 10.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to

treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their respective securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor,” and (v) notwithstanding any other provision of this Section 10.17, the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials consisting of draft or final Loan Documents and any other materials, in each case that are or have become generally available to the public other than as a result of disclosure in violation of Section 10.16, as having been marked “PUBLIC”.

SECTION 10.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, such Subsidiary Loan Party’s obligations under its Guarantee of the Obligations shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under its Guarantee of the Obligations. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated. Without limiting the foregoing, upon the consummation of a Borrower Qualified IPO, Holdings shall be released from its Guarantee of the Obligations, shall cease to be a Loan party, and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall be released. Any representation, warranty or covenant contained in any Loan Document relating to such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed made once such Equity Interest or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable Law).

SECTION 10.20. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.21. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 10.22. Securitization Acknowledgement. Each Agent, Lender and Issuing Bank hereby acknowledges and agrees to the terms of Section 7.20 of the Collateral Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DOMUS INTERMEDIATE HOLDINGS CORP.,

By:	/s/ Richard A. Smith
Name:	Richard A. Smith
Title:	President

REALOGY CORPORATION,

By:	/s/ Richard A. Smith
Name:	Richard A. Smith
Title:	President

[Signature Page to the Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Marian N. Schulman
Name:	Marian N. Schulman
Title:	Managing Director

[Signature Page to the Credit Agreement]

Signature page to

Domus Intermediate Holdings Corp. &

Realogy Corporation 2007 Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH

By:	/s/ Ian Nalitt
Name:	Ian Nalitt
Title:	Vice President

By:	/s/ James Neira
Name:	James Neira
Title:	Associate

[Signature Page to the Credit Agreement]

Signature page to

Domus Intermediate Holdings Corp. &

Realogy Corporation 2007 Credit Agreement

BEAR STEARNS CORPORATE LENDING INC.,
as Lender

By:	/s/ Victor Bulzachelli
Name:	Victor Bulzachelli
Title:	Vice President

[Signature Page to the Credit Agreement]

Signature page to

Domus Intermediate Holdings Corp. &

Realogy Corporation 2007 Credit Agreement

CITICORP NORTH AMERICA, INC.
as a Documentation Agent and as a Lender

By:	/s/ Aaron Dannenberg
Name:	Aaron Dannenberg
Title:	Vice President

[Signature Page to the Credit Agreement]

Signature page to

Domus Intermediate Holdings Corp. &

Realogy Corporation 2007 Credit Agreement

BARCLAYS BANK PLC

By:	/s/ Phil Capparis
Name:	Phil Capparis
Title:	Director

[Signature Page to the Credit Agreement]

Signature page to

Domus Intermediate Holdings Corp. &

Realogy Corporation 2007 Credit Agreement

CALYON NEW YORK BRANCH

By:	/s/ Rod Hurst
Name:	Rod Hurst
Title:	Managing Director

By:	/s/ Yuri Muzichenko
Name:	Yuri Muzichenko
Title:	Director

[Signature Page to the Credit Agreement]

Signature page to

Domus Intermediate Holdings Corp. &

Realogy Corporation 2007 Credit Agreement

Sumitomo Mitsui Banking Corporation

By:	/s/ Natsuhiro Samejima
Name:	Natsuhiro Samejima
Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Signature page to

Domus Intermediate Holdings Corp. &

Realogy Corporation 2007 Credit Agreement

Mizuho Corporate Bank, Ltd.

By:	/s/ James R. Fayen
Name:	James R. Fayen
Title:	Deputy General Manager

[Signature Page to the Credit Agreement]